UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

InnovaQor, Inc.

(Exact name of registrant as specified in its charter)

Nevada	88-0436055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

(561) 421-1900

(Registrant’s telephone number, including area code)

Copies of communications to:

J. Thomas Cookson, Esq.	Gerard Dab
Shutts & Bowen LLP	Director, Corporate Secretary
200 South Biscayne Boulevard, Suite 4100	400 S. Australian Avenue, Suite 800
Miami, Florida 33131	West Palm Beach, Florida 33401
(305) 379-9141	(561) 421-1905

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Title of each class to be so registered

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1. Description of Business.

Overview

InnovaQor, Inc., a Nevada corporation (“InnovaQor” or the “Company”), provides information technology solutions and services to healthcare and laboratory customers in the United States. Our goal is to develop and deliver a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services. The Company, through a recent acquisition that closed on June 25, 2021, has a number of fully developed products and services which it offers through various subsidiaries. These solutions include, but are not limited to, the following:

○	Proprietary Electronic Health Records (EHR) product for behavioral health providers and substance abuse centers and a similar product for ambulatory practices.
○	A proprietary Laboratory Information System (LIS) product for small to mid-size clinical laboratories
○	Business Intelligence Data Analytics

○	We develop business intelligence and aggregated data analytics in real-time to allow decision support

■	Revenue Cycle Management offering
■	Financial and Executive package
■	Clinical Operations package

○	Virtual Chief Information Officer (vCIO) services for healthcare practitioners and facilities

○	Project/program management and independent validation and verification

■	We provide comprehensive life-cycle project and program management services.

○	Custom application development and enterprise architecture design

■	We provide consulting (including architecture, platform, and technology consulting) and outsourced product design, development, enhancement and testing services.

○	Security (cyber/network, physical, information) and critical infrastructure protection

■	We design and implement security policies, solutions that integrate physical surveillance and access control to cyber security, and systems that allow secure information sharing and collaboration solutions.

○	IT managed services for Office 365 suite including a helpdesk and vendor management.

■	Various product offerings such as backups, diagnostics tools to identify breaks in security and solutions for greater security.

The Company has the following wholly-owned subsidiaries: Health Technology Solutions, Inc., Medical Mime, Inc., ClinLab, Inc., Advanced Molecular Services Group, Inc. (“AMSG”), Genomas, Inc. and CollabRx, Inc. These subsidiaries provided product and services to approximately 27 customers in the United States and generated approximately $217,000 in revenue during the six months ended June 30, 2021. Consolidated net revenues amounted to $129,426 (including $58,344 from a related party) for the three months ended September 30, 2021, since the Company completed the acquisition of the above subsidiaries from Rennova Health, Inc. (“Rennova”) in late June 2021.

Sales made to the former parent, Rennova and related entities, amounted to approximately $125,000 for the period January 1, 2021 to June 30, 2021.

Cautionary Statement Concerning Forward-Looking Statements

This registration statement contains forward-looking statements. Statements contained in this registration statement that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspectives of existing trends and information as of the date of this registration statement. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 10, as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and demand for the Company’s products and services; the impact of competitive products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of important factors that may affect future results is not exhaustive.

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When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read the Company’s filings with the Securities and Exchange Commission (the “SEC”) for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statement, except as may be required by law. The Company qualifies all forward-looking statements by these cautionary statements.

Company History

The Company was originally incorporated in the State of Nevada on September 7, 1999, under the name Ancona Mining Corp.

The Company’s name was changed to VisualMED Clinical Solutions Corp. on November 30, 2004, from Ancona Mining Corp.

The Company’s name was changed to InnovaQor, Inc. on September 8, 2021 from VisualMED Clinical Solutions Corp.

VisualMED was a medical information company that used technology to assist physicians and nurses streamline the mass of patient information in a coherent and usable manner. Its clinical information systems were designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities.

In late 2020, the majority of shareholders and the Board of Directors charged management of VisualMED to find a new business opportunity for the Company. At the beginning of 2021, the Company initiated measures that would facilitate a new opportunity for the Company. Subsequently, in May 2021, then CEO Gerard Dab and VisualMED entered into an agreement with and engaged the services of Epizon Limited (“Epizon”), a Nassau, Bahamas, based management consulting company specializing in the provision of management services to secure financing and opportunities for growth. Seamus Lagan, the Chief Executive Officer of Rennova Health, Inc., the company we ultimately completed a transaction with is also the managing director of Epizon Limited.

The objective of the agreement with Epizon was to help VisualMED find a new opportunity in its core healthcare technology business. The Company needed to find and develop new products that would be more relevant for a changing healthcare marketplace. Epizon was engaged to assist VisualMED with its capital structure, and to look for new business opportunities and/or acquisitions that could result in improved shareholder value. The terms of the agreement with Epizon called for the transfer to Epizon of 1,000 shares of Series A Supermajority Voting Preferred Stock (the “Series A Preferred Stock”), with a stated value of $10.00 each, personally owned by Gerard Dab, on the successful completion of a transaction as defined in the agreement. It was determined that an agreement with Rennova Health, Inc. as defined was the most viable opportunity available to VisualMED. The conditions of the Epizon agreement have been met and the transfer of shares of Series A Preferred Stock has been completed. This transfer resulted in a change of voting control of VisualMED, as the Series A Preferred Stock, in the aggregate, has the right to the number of votes equal to 51% of the votes entitled to be cast at a meeting or to vote by written consent. There is no material value attached to the Preference A shares and no arrangement or agreement that could result in Epizon receiving financial consideration for completing the transaction as defined, with Rennova Health, Inc.

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In May 2021, VisualMED entered into an acquisition agreement with Rennova to acquire certain assets owned by Rennova.

On June 25, 2021, VisualMED closed the acquisition agreement with Rennova , and acquired 100% ownership of certain subsidiaries of Rennova. These subsidiaries are Health Technology Solutions, Inc., Medical Mime, Inc., ClinLab, Inc., Advanced Molecular Services Group, Inc., Genomas, Inc. and CollabRx, Inc., and combined are referred to herein as HTS and AMSG (the “HTS Group”).

Products offered by the acquired entities include vCIO services, IT managed services, healthcare finance and operational business intelligence analytics dashboards, an EHR (electronic health records software), an LIS (laboratory information system), a lab ordering and reporting software, actionable data analytics and reporting for oncologists to enhance cancer diagnoses and treatment and PhyzioType Systems for DNA-guided management and prescription of drugs.

The Company intends to operate its subsidiaries under the following structure.

In consideration for the shares of HTS and AMSG and the elimination of inter-company debt between Rennova and HTS and AMSG, the Company issued 14,000 shares of its Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”) to Rennova. The number of shares of Series B Preferred Stock was subject to a post-closing adjustment which resulted in 950 additional shares of Series B Preferred Stock due Rennova which were issued in September 2021. Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible into that number of shares of the Company’s common stock equal to the product of the stated value divided by 90% of the average closing price of the common stock during the 10 trading days immediately prior to the conversion date. Conversion of the Series B Preferred Stock, however, is subject to the limitation that no conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B Preferred Stock) in the common stock of the Company would exceed 4.99%. The shares of Series B Preferred Stock may be redeemed by the Company upon payment of the stated value of the shares plus any accrued declared and unpaid dividends. In addition, prior to the acquisition the Company’s former CEO, Gerard Dab, forgave $300,000 owed to him by the Company in exchange for the issuance of 1,000 shares of Series A Supermajority Voting Preferred Stock (the “Series A Preferred Stock”). These shares of Series A Preferred Stock have now been transferred to Epizon. The former CEO of the Company also forgave another $200,000 owed to him from the Company in exchange for 200 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) with each share having a stated value of $1,000 and convertible into that number of shares of common stock equal to the product of the stated value divided by 90% of the average closing price of the previous 10 trading days immediately prior to the conversion date. Conversion of the Series C Preferred Stock is also subject to a similar 4.99% beneficial ownership limitation. Shares of the Series B Preferred Stock and Series C Preferred Stock may not be converted prior to the first anniversary of their issuance without the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock.

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The following table represents the Company’s issued shares at November 30, 2021:

Common Shares	234,953,286
Series A Preference Shares	1,000
Series B Preference Shares	14,950
Series C Preference Shares	200

Subsidiaries

The Company has six wholly owned subsidiaries that provide medical support services primarily to clinical laboratories, corporate operations, rural hospitals, physician practices and behavioral health/substance abuse centers.

Health Technology Solutions, Inc. (“HTS”): HTS provides information technology and software solutions to our subsidiaries and outside medical service providers. HTS provides vCIO, IT managed services and data analytics dashboards to our subsidiaries and outside medical service providers. HTS operates from the corporate offices in West Palm Beach, Florida.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014. It specializes in electronic health records (EHR) software and subscription services for the behavioral health and rehabilitation market segments. It currently serves nine behavioral health/substance abuse facilities.

ClinLab, Inc. (“ClinLab”): ClinLab develops and markets laboratory information management systems to mid-size clinical laboratories. It currently services 13 clinical laboratories across the country.

AMSG owns and operates CollabRx, Inc. (“CollabRx”) and Genomas, Inc. (“Genomas”). Genomas operated a diagnostics lab until December 31, 2019, and is now focused solely on the pharmacogenomics technology and platform, MedTuning, to interpret diagnostics outcomes and translate these outcomes into easily usable information to indicate the effectiveness of medications for a patient. CollabRx owns a technology platform and database for interpreting diagnostics outcomes from cancer patients and can match the result to known treatments and or clinical trials. This solution has been dormant for a number of years and to be viable in the marketplace will require updates to the technology and the database.

Each of the subsidiaries is wholly owned by the Company and complements each other, allowing for cross selling of products and services. The Company believes the current solutions will become an added value option to a technology- based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services the Company plans to develop.

Company Information

The address of our principal executive offices is 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number at that location is (561) 421-1900.

Our website is www.innovaqor.com. The information contained on, or that may be obtained from, our website is not a part of this registration statement. We have included our website address in this information statement solely as an inactive textual reference.

Terms of the recent acquisition

Background

On June 25, 2021, the Company completed the acquisition agreement with Rennova, and acquired 100% ownership of certain subsidiaries of Rennova. The acquired businesses are now the main business of the Company.

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Reasons for the Acquisition

The previous business model of the Company had not generated revenue for over five years. The Board of Directors and majority shareholders had determined the Company should pursue other opportunities for acquisition of technology and services that were similar in nature to the existing business of the Company. The Company had limited resources of cash and management and believed that an acquisition that could be completed without cash and that had its own management team would provide the best opportunity for a successful closing. The Company believes that the acquired assets and new management team create a new opportunity for the Company in a sector in which the Company’s solutions and services are in demand and should generate profitable revenue. The Company believes the acquisition brings the following benefits for shareholders:

●	Enhanced strategic and management focus – The acquisition will provide the Company with a well-established and accomplished management team to more effectively pursue its distinct operating priorities and strategies and enable the management to quickly and efficiently make decisions and concentrate efforts on the unique needs of each business and pursue opportunities for long-term growth and profitability. In this way, the Company’s management will be able to focus exclusively on its IT products and services business and productize its services to third parties.

●	Direct access to capital markets – The acquisition provides the Company with a variety of existing product lines, some already generating revenue. These constitute a firm basis for supporting the Company’s business expansion. This should also mean that the Company will achieve better access to the capital markets to support a credible expansion plan.

●	Alignment of incentives with performance objectives – The acquisition will facilitate incentive compensation arrangements for employees more directly tied to the performance of the business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

The Company cannot assure you that, as a result of the acquisition, any of the benefits described above or otherwise will be realized to the extent anticipated or at all and would highlight that the acquisition adds increased risk to the Company with the following;

●	Increased costs – the Company will assume increased costs related to the business operations and development plan and will see an immediate increase in legal and accounting costs associated with the acquisition and the Company’s plans to become fully reporting and compliant with the SEC reporting requirements. If the Company fails to raise additional capital it may fail to deliver its business plan.

●	The Company may experience disruptions to the business of the acquired entities as a result of the acquisition. The acquired entities had enjoyed revenue and financial assistance from related parties under its previous structure. There is no guarantee that these revenues can be retained and the acquired entities will no longer be able to rely on the support and services received prior to acquisition.

●	One-time costs of the acquisition may be significant. The Company will incur costs in connection with the acquisition that may include accounting, tax, legal and other professional services costs, recruiting, and relocation costs associated with hiring or reassigning personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

Inability to realize anticipated benefits of the acquisition – the Company may not achieve the anticipated benefits of the acquisition for a variety of reasons, including, among others: following the acquisition, the Company may be more susceptible to market fluctuations and other adverse events.

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The prior Board of Directors concluded that the potential benefits of the acquisition outweighed the risks and concluded that it was in the best interest of the Company and its shareholders to complete the acquisition as described.

Business

InnovaQor has expertise in the areas of IT involving the design, development, creation, use and maintenance of information systems for the healthcare industry. These applications and systems will continue to improve patient care, lower costs, increase efficiency, reduce errors and improve patient outcomes. In addition these applications and systems will accelerate and maximize reimbursements for healthcare providers.

InnovaQor also recognizes the future in interoperability (sharing data between multiple various health IT systems), telemedicine (the ability to access and interact with health data and practitioners/patients via mobile devices) and the increasing use of blockchain technologies to protect access to medical records.

We intend to develop, acquire or license and offer a telehealth solution through corporate partnerships in the emerging health technology sector.

We also intend to build a single-source, global social media solution for individuals practicing medicine to connect and avail of expertise, services, resources and education, think LinkedIn for the medical industry. The platform will include a talent search module and the Uber of staffing module.

Existing products offered by the Company’s subsidiaries are as follows:

“Medical Mime” is a custom built, cloud based, electronic health record which meets the needs of substance abuse treatment and behavioral health providers. Medical Mime’s specialized clinical workflow provides intuitive prompts for symptoms and enables you to quickly select problems and create master treatment plans with goals, objectives, and interventions. Medical Mime provides best-in-class patient lifecycle management for Behavioral Health/Substance Abuse (BH/SA) treatment centers. From pre-admission to billing and aftercare, Medical Mime is an electronic health record and patient management software that seamlessly integrates into the natural workflow of day-to-day operations.

“M2Pro” is a custom built, cloud based, electronic health record for ambulatory physician practices that meets meaningful use stage 2 and no further. Its unique dictation services further automate the workflow process for physicians allowing them to focus on their continuum of patient care.

“ClinLab” is a turnkey client/server lab information system for mid-range laboratories. ClinLab supports interfaces to all major reference labs and the ClinLab team can provide an interface to any system with that capability. ClinLab also features an optional EHR package which enables interfacing with the most popular EHR systems allowing lab test results to integrate seamlessly into a provider’s EHR for an improved patient record and to fulfill the federal government requirements.

“Qira” is our healthcare business analytics tool powered by PowerBI. It is a culmination of healthcare financial and revenue cycle management plus clinical operations oversight needs. It aggregates data from multiple healthcare systems to produce a single source business intelligence tool with executive level daily briefing to deep dive operational management of claims and operational efficiencies. There are many other analytical services available that customize solutions but none that have a proven template for success. Our competitive advantage comes from having created these tools to identify the deficiencies in the real world for the former parent Rennova from its former national laboratory operations to its more recent rural hospitals.

“vCIO Services”. Based on the skills and experience inherent within InnovaQor and resulting from work undertaken on behalf of the former parent, Rennova, InnovaQor offers a range of CIO services centered on our ability to link IT systems to business objectives combined with our knowledge of technology trends likely to impact our sector. The CIO services would include (but not be limited to):

●	Program and Project Management
●	Business Continuity and Disaster Recovery
●	Security Services
●	Business Intelligence and Analytics
●	Network Infrastructure Management
●	Helpdesk Provision

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“MedTuning” utilizes proprietary biomarkers, treatment algorithms, and a web-based interactive physician portal delivery system to provide clinical decision support for physicians and personalized drug treatment for patients. Products are DNA-guided to improve the therapeutic benefit of widely used prescription drugs while also reducing the risk of significant side effects for patients.

Medical Informatics: Our technology platform, proprietary algorithms and physician interface portal can be extended to a wide range of drug categories.

Research and Development: Technology platform applicable to numerous disease states; current pipeline in mental health, pain management, cardiovascular and diabetes.

“Advantage” is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

Brands

We intend to trademark both InnovaQor and its products i.e. ClinLab, Medical Mime, Qira and Health Technology Solutions.

Sales

HTS subsidiaries provided product and services to approximately 27 customers in the US which generated approximately $217,000 in revenue during the six months ended June 30, 2021. Consolidated net revenues amounted to $129,426 (including $58,344 from related party) for the three months ended September 30, 2021, since InnovaQor completed the acquisition of the HTS group from Rennova in late June 2021. Sales made to its former parent, Rennova amounted to $125,000 for the period January 1, 2021 to June 30, 2021.

Distribution

InnovaQor intends to sell its Health Technology Solutions, Medical Mime and ClinLab products and services directly to customers through its internal sales and digital marketing team. InnovaQor intends to identify strategic partnerships that sell into the sectors it is targeting. InnovaQor intends to promote these products and services to the strategic partnerships’ existing clientele coming to agreement on a recurring revenue based on cash collected for closed sales of these products and services.

Competitive Position

The healthcare software, IT and vCIO consulting services industry is extremely competitive, highly fragmented, and subject to rapid change. The industry includes a large number of participants with a variety of skills and industry expertise, including other strategy, business operations, technology, technical advisory firms, regional and specialty consulting firms, and the internal professional resources of organizations. We compete with a large number of service and technology providers in all of our segments. Our competitors often vary, depending on the particular practice area. We expect to continue to face competition from new entrants.

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We believe the principal competitive factors in our market include reputation, the ability to attract and retain top talent, and the capacity to manage engagements effectively to drive high value to clients. There is also competition on price, although to a lesser extent due to the criticality of the issues that many of our services address. Our competitors may have a greater geographic footprint, a broader international presence, and more resources than we do, but we believe that our industry experience and reputation, ability to deliver meaningful client results, and balanced portfolio of services enable us to compete favorably in the consulting marketplace.

Our rehab EHR product, Medical Mime, is a main competitor in its sector and our immediate competition is provided by KIPU, BestNotes, Zencharts, Sunwave, and TherapyNotes. Our competitive advantage is a system developed with and for facilities practicing in this sector along with customized reports and forms. Partially automated implementation and fully automated billing files that restrict billing until all required documentation is available while flagging operational deficiencies.

Our LIS, ClinLab, is a small player in its sector and our immediate competitors are LabDaq, Schuyler House and RelayMed. Our competitive advantage is select feature set and affordability.

Our vCIO services is just launching and has the experience of being the internal IT team for the former parent company, Rennova. With a 10-year experience in providing complete services, consulting, project management, software management, vendor management and network engineering. vCIO will specialize in healthcare facilities.

Qira is our healthcare business analytics tool powered by PowerBI. It is a culmination of healthcare financial and revenue cycle management plus clinical operations operational oversight needs. It aggregates data from multiple healthcare systems to produce a single source business intelligence tool with executive level daily briefing to deep dive operational management of claims and operational efficiencies. There are many other analytical services available that customize solutions but none that have a proven template for success. Our competitive advantage comes from having created these tools to identify the deficiencies in the real world for the former parent Rennova from its former national laboratory operations to its more recent rural hospitals. This product easily pays for itself as it immediately eliminates the need for accountants’ monthly delivery of numbers that can cost upwards of $25,000 a month.

Research and Development

The industries and market segments in which we plan to operate and compete are subject to rapid technological developments, evolving industry standards, changes in customer requirements and competitive new products and features. As a result, we believe our success, in part, will depend on our ability to build and enhance our products in a timely and efficient manner and to develop and introduce new products that meet our clients’ needs and help our clients reduce their total cost of operation. To achieve these objectives, we plan to make research and development investments through internal and third-party development activities, third-party licensing agreements and potentially through joint ventures and acquisitions.

Research and Intellectual Property

Our future success and ability to compete will depend on our ability to develop and maintain our intellectual property and proprietary technology and to operate without infringing on the proprietary rights of others. Software products are generally licensed to customers on a non-exclusive basis for internal use in a customer’s organization. We plan to also grant rights in intellectual property that we plan on developing or acquiring to third parties to allow them to market certain of our future products on a non-exclusive or limited-scope exclusive basis for an application of such product or to a specific geographic region.

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InnovaQor plans to protect its intellectual property in the other subsidiaries through a combination of trademarks and copyrights in the coming year. InnovaQor will evaluate the possibility of acquiring or developing patents that are related to healthcare services and products.

Our IP strategy encompasses protection on composition of matter and method for DNA markers, marker ensembles, and predictive biostatistical algorithms.

Platform Technology

Trademarks and Copyrights

U.S. Copyright (Registration Number VA 1-797-692): Personalized Health Portal with design, user interface and algorithm

While we believe our intellectual property will be an asset, and our ability to maintain and protect our intellectual property rights is important to our success, we do not anticipate that our business will be materially dependent on any patent, trademark, license, or other intellectual property right.

Employees

Currently we have nine employees and five contractors, the majority of whom are working on maintenance and customer service of our existing products. We expect to grow with a focus on sales and business development eventually expanding our technical team to support the growth. We plan to hire a team of employees and contractors to deliver on the goal of developing and delivering a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services.

Cyclical Nature of the Business

We have found that our business is not very cyclical but it does exhibit certain seasonality around holiday periods.

Regulatory Matters

The healthcare industry is subject to extensive government regulation, most notably the Health Insurance Portability and Accountability Act (HIPAA) and Protected Health Information (PHI).

HIPAA helps protect the privacy of patient information by:

●	Providing the ability to transfer and continue health insurance coverage for millions of American workers and their families when they change or lose their jobs;
●	Reducing health care fraud and abuse;
●	Mandating industry-wide standards for health care information on electronic billing and other processes; and
●	Requiring the protection and confidential handling of protected health information

PHI is a HIPAA Privacy Rule that provides federal protections for personal health information held by covered entities and gives patients an array of rights with respect to that information. At the same time, the Privacy Rule is balanced so that it permits the disclosure of personal health information needed for patient care and other important purposes.

Although the standards are challenging, we believe that our products are compliant with HIPAA and PHI regulations. Nonetheless, our Company could be adversely affected if a third party is impacted by a HIPAA or PHI related software defects.

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Emerging Growth Company Status of InnovaQor

InnovaQor is an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”). As such, InnovaQor will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. If InnovaQor does take advantage of some or all of these exemptions, some investors may find its common stock less attractive. The result may be a less active trading market for the common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that InnovaQor, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. InnovaQor has elected to take advantage of this extended transition period, however it is InnovaQor’s present intention to adopt any applicable accounting standards timely. If at some time InnovaQor delays adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

Item 1A. Risk Factors.

An investment in our common stock is highly speculative and involves a high degree of risk. In determining whether to purchase InnovaQor’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report. An investor should only purchase InnovaQor’s securities if he or she can afford to suffer the loss of his or her entire investment.

General Business and Industry Risks

An inability to retain our senior management team would be detrimental to the success of our business.

We rely heavily on our senior management team; our ability to retain them is particularly important to our future success. Given the highly specialized nature of our services (Healthcare, IT), the senior management team must have a thorough understanding of our product and service offerings as well as the skills and experience necessary to manage an organization consisting of a diverse group of professionals and external parties. In addition, we rely on our senior management team to generate and market our business successfully in a crowded, complex and legislatively bound marketplace. Further, our senior management’s personal reputations and relationships with our clients are a critical element in obtaining and maintaining client engagements. We will enter into non-solicitation agreements with our senior management team, and we will also enter into well scoped non-competition agreements. If one or more members of our senior management team leave and we cannot replace them with a suitable candidate quickly, we could experience difficulty in securing and successfully completing engagements and managing our business properly, which could harm our business prospects and results of operations.

Our inability to hire and retain talented people in an industry where there is great competition for talent could have a serious negative effect on our prospects and results of operations.

Our business involves the delivery of software products and professional services and is labor intensive. Our success depends largely on our general ability to attract, develop, motivate, and retain highly skilled professionals. Further, we must successfully maintain the right mix of professionals with relevant experience and skill sets as we grow, as we expand into new service offerings, and as the market evolves. The loss of a significant number of our professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or failure to maintain the right mix of professionals could have a serious negative effect on us, including our ability to manage, staff, and successfully complete our existing engagements and obtain new engagements. Qualified professionals are in great demand, and we face significant competition for both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other software and consulting firms as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled persons we require to conduct and expand our operations successfully. Increasing competition for these revenue-generating professionals may also significantly increase our labor costs, which could negatively affect our margins and results of operations.

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Additional hiring, departures, business acquisitions and dispositions could disrupt our operations, increase our costs or otherwise harm our business.

Our business strategy is dependent in part upon our ability to grow by hiring individuals or groups of individuals and by acquiring complementary businesses. However, we may be unable to identify, hire, acquire, or successfully integrate new employees and acquired businesses without substantial expense, delay, or other operational or financial obstacles. From time to time, we will evaluate the total mix of products and services we provide and we may conclude that businesses may not achieve the results we previously expected. Competition for future hiring and acquisition opportunities in our markets could increase the compensation we offer to potential employees or the prices we pay for businesses we wish to acquire. In addition, we may be unable to achieve the financial, operational, and other benefits we anticipate from any hiring or acquisition, as well as any disposition, including those we have completed so far. New acquisitions could also negatively impact existing practices and cause current employees to depart. Hiring additional employees or acquiring businesses could also involve a number of additional risks, including:

●    the diversion of management’s time, attention, and resources from managing and marketing our Company;

●    the failure to retain key acquired personnel or existing personnel who may view the acquisition unfavorably;

●    the potential loss of clients of acquired businesses;

●    the need to compensate new employees while they wait for their restrictive covenants with other institutions to expire;

●    the potential need to raise significant amounts of capital to finance a transaction or the potential issuance of equity securities that could be dilutive to our existing shareholders;

●    increased costs to improve, coordinate, or integrate managerial, operational, financial, and administrative systems;

●    the potential assumption of liabilities of an acquired business;

●    the inability to attain the expected synergies with an acquired business;

●    the usage of earn-outs based on the future performance of our business acquisitions may deter the acquired company from fully integrating into our existing business;

●    the perception of inequalities if different groups of employees are eligible for different benefits and incentives or are subject to different policies and programs; and

●    difficulties in integrating diverse backgrounds and experiences of consultants, including if we experience a transition period for newly hired consultants that results in a temporary drop in our utilization rates or margins.

Our intangible assets primarily consist of customer relationships, trade names, customer contracts, technology and software. We evaluate our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. No impairment charges for intangible assets were recorded in 2021.

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Determining the fair value of a reporting unit requires us to make significant judgments, estimates, and assumptions. While we believe that the estimates and assumptions underlying our valuation methodology are reasonable, these estimates and assumptions could have a significant impact on whether or not a non-cash goodwill impairment charge is recognized and also the magnitude of any such charge. The results of an impairment analysis are as of a point in time. There is no assurance that the actual future earnings or cash flows of our reporting units will be consistent with our projections. We will monitor any changes to our assumptions and will evaluate goodwill as deemed warranted during future periods. Any significant decline in our operations could result in additional non-cash goodwill impairment charges.

Changes in capital markets, legal or regulatory requirements, and general economic or other factors beyond our control could reduce demand for our services, in which case our revenues and profitability could decline.

A number of factors outside of our control affect demand for our services. These include:

●    fluctuations in the U.S. economy;

●    the U.S. or global financial markets and the availability, costs, and terms of credit;

●    changes in laws and regulations; and

●    other economic factors and general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. economy, financial markets, or regulatory and business environment could have on our operations.

Changes in U.S. tax laws could have a material adverse effect on our business, cash flow, results of operations and financial conditions.

We are subject to income and other taxes in the U.S. at the state and federal level. Changes in applicable U.S. state or federal tax laws and regulations, or their interpretation and application, could materially affect our tax expense and profitability. The Company has not filed its federal tax returns for the last 10 years. The Company does not anticipate material adjustments of its tax liabilities when such returns are filed, but there is no guarantee that such filings will not have a material adverse effect.

Acquisition of the subsidiaries will present management with new challenges that did not exist under the umbrella of its former parent.

Under the former parent, management had the support of an experienced financial team, HR support and support for SEC filings. This support system does not currently exist in the current company and new challenges are presenting themselves every day. The immature knowledge and experience in these areas are likely to take longer to complete actions and will take management’s attention away from the day to day operations where it is needed to improve revenues.

If we are unable to manage fluctuations in our business successfully, we may not be able to achieve profitability.

To successfully manage growth, we must periodically adjust and strengthen our operating, financial, accounting, and other systems, procedures, and controls, which could increase our costs and may adversely affect our gross profits and our ability to achieve profitability if we do not generate increased revenues to offset the costs. As a public company, our information and control systems must enable us to prepare accurate and timely financial information and other required disclosures. If we discover deficiencies in our existing information and control systems that impede our ability to satisfy our reporting requirements, we must successfully implement improvements to those systems in an efficient and timely manner.

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The nature of our services and the general economic environment make it difficult to predict our future operating results. To achieve profitability, we must:

●    attract, integrate, retain, and motivate highly qualified professionals;

●    achieve and maintain adequate utilization and suitable billing rates for our revenue-generating professionals;

●    expand our existing relationships with our clients and identify new clients in need of our services;

●    successfully resell product/ engagements and secure new client sales/engagements every year;

●    maintain and enhance our brand recognition; and

●    adapt quickly to meet changes in our markets, our business mix, the economic environment, the credit markets, and competitive developments.

Our financial results could suffer if we are unable to achieve or maintain adequate utilization and suitable billing rates for our products and services.

Our profitability depends to a large extent on the utilization and billing rates of our professionals. Utilization of our professionals is affected by a number of factors, including:

●    the number and size of client sales/ engagements;

●    the timing of the commencement, completion and termination of engagements, which in many cases is unpredictable;

●    our ability to transition our consultants efficiently from completed engagements to new engagements;

●    the hiring of additional consultants because there is generally a transition period for new consultants that results in a temporary drop in our utilization rate;

●    unanticipated changes in the scope of client engagements;

●    our ability to forecast demand for our services and thereby maintain an appropriate level of consultants; and

●    conditions affecting the industries in which we practice as well as general economic conditions.

The billing rates of our consultants that we are able to charge are also affected by a number of factors, including:

●    our clients’ perception of our ability to add value through our products/services;

●    the market demand for the products/services we provide;

●    an increase in the number of sales/engagements in the government sector, which are subject to federal contracting regulations;

●    introduction of new product/services by us or our competitors;

●    our competition and the pricing policies of our competitors; and

●    current economic conditions.

If we are unable to achieve and maintain adequate overall utilization as well as maintain or increase the billing rates for our consultants, our financial results could materially suffer. In addition, our consultants may need to perform services at the physical locations of our clients. If there are natural disasters, disruptions to travel and transportation or problems with communications systems, our ability to perform services for, and interact with, our clients at their physical locations may be negatively impacted which could have an adverse effect on our business and results of operations.

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It is likely that our quarterly results of operations may fluctuate in the future as a result of certain factors, some of which may be outside of our control.

A key element of our strategy is to market our products and services directly to certain specific organizations, such as health systems and hospitals, and to increase the number of our products and services utilized by existing clients. The sales cycle for some of our products and services is often lengthy and may involve significant commitment of client personnel. As a consequence, the commencement date of a client engagement often cannot be accurately forecasted. Certain of our client contracts contain terms that result in revenue that is deferred and cannot be recognized until the occurrence of certain events. As a result, the period of time between contract signing and recognition of associated revenue may be lengthy, and we are not able to predict with certainty the period in which revenue will be recognized.

Certain of our contracts provide that some portion or all of our fees are at risk if our services do not result in the achievement of certain performance targets. To the extent that any revenue is contingent upon the achievement of a performance target, we only recognize revenue upon client confirmation that the performance targets have been achieved. If a client fails to provide such confirmation in a timely manner, our ability to recognize revenue will be delayed.

Fee discounts, pressure to not increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs, and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations.

Other fluctuations in our quarterly results of operations may be due to a number of other factors, some of which are not within our control, including:

●    the timing and volume of client invoices processed and payments received, which may affect the fees payable to us under certain of our engagements;

●    client decisions regarding renewal or termination of their contracts;

●    the amount and timing of costs related to the development or acquisition of technologies or businesses; and

●    unforeseen legal expenses, including litigation and other settlement gains or losses.

The profitability of our fixed-fee engagements with clients may not meet our expectations if we underestimate the cost of these engagements.

When making proposals for fixed-fee engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to deploy them on engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-fee engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin.

Our business is becoming increasingly dependent on information technology and will require additional investments in order to grow and meet the demands of our clients.

We depend on the use of sophisticated technologies and systems. Some of services may become dependent on the use of software applications and systems that we do not own and could become unavailable. Moreover, our technology platforms will require continuing investments by us in order to expand existing service offerings and develop complementary services. Our future success depends on our ability to adapt our services and infrastructure while continuing to improve the performance, features, and reliability of our services in response to the evolving demands of the marketplace.

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Adverse changes to our relationships with key third-party vendors, or in the business of our key third-party vendors, could unfavorably impact our business.

A portion of our services and solutions depend on technology or software provided by third-party vendors. Some of these third-party vendors refer potential clients to us, and others require that we obtain their permission prior to accessing their software. These third-party vendors could terminate their relationship with us without cause and with little or no notice, which could limit our service offerings and harm our financial condition and operating results. In addition, if a third-party vendor’s business changes or is reduced, that could adversely affect our business. Moreover, if third-party technology or software that is important to our business does not continue to be available or utilized within the marketplace, or if the services that we provide to clients is no longer relevant in the marketplace, our business may be unfavorably impacted.

We could experience system failures, service interruptions, or security breaches that could negatively impact our business.

Our organization is comprised of employees who work on matters throughout the United States. We may be subject to disruption to our operating systems from technology events that are beyond our control, including the possibility of failures at third-party data centers, disruptions to the Internet, natural disasters, power losses, and malicious attacks. In addition, despite the implementation of security measures, our infrastructure and operating systems, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, or other attacks by third parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. While we have taken and are taking reasonable steps to prevent and mitigate the damage of such events, including implementation of system security measures, information backup, and disaster recovery processes, those steps may not be effective and there can be no assurance that any such steps can be effective against all possible risks. We will need to continue to invest in technology in order to achieve redundancies necessary to prevent service interruptions. Access to our systems as a result of a security breach, the failure of our systems, or the loss of data could result in legal claims or proceedings, liability, or regulatory penalties and disrupt operations, which could adversely affect our business and financial results.

Our reputation could be damaged and we could incur additional liabilities if we fail to protect client and employee data through our own accord or if our information systems are breached.

We rely on information technology systems to process, transmit, and store electronic information and to communicate among our locations and with our clients, partners, and employees. The breadth and complexity of this infrastructure increases the potential risk of security breaches which could lead to potential unauthorized disclosure of confidential information.

In providing services to clients, we may manage, utilize, and store sensitive or confidential client or employee data, including personal data and protected health information. As a result, we are subject to numerous laws and regulations designed to protect this information, such as the U.S. federal and state laws governing the protection of health or other personally identifiable information, including the Health Insurance Portability and Accountability Act (HIPAA). In addition, many states, and U.S. federal governmental authorities have adopted, proposed or are considering adopting or proposing, additional data security and/or data privacy statutes or regulations. Continued governmental focus on data security and privacy may lead to additional legislative and regulatory action, which could increase the complexity of doing business. The increased emphasis on information security and the requirements to comply with applicable U.S. data security and privacy laws and regulations may increase our costs of doing business and negatively impact our results of operations.

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These laws and regulations are increasing in complexity and number. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or employee data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines, and/or criminal prosecution.

In addition, unauthorized disclosure of sensitive or confidential client or employee data, whether through systems failure, employee negligence, fraud, or misappropriation, could damage our reputation and cause us to lose clients and their related revenue in the future.

Changes in capital markets, legal or regulatory requirements, general economic conditions and monetary or geo-political disruptions, as well as other factors beyond our control, could reduce demand for our practice offerings or services, in which case our revenues and profitability could decline.

Different factors outside of our control could affect demand for our practices and our services. These include:

●    fluctuations in the U.S. economy, including economic recessions and the strength and rate of any general economic recoveries;

●    the U.S. financial markets and the availability, costs and terms of credit and credit modifications;

●    business and management crises, including the occurrence of alleged fraudulent or illegal activities and practices;

●    new and complex laws and regulations, repeals of existing laws and regulations or changes of enforcement of laws, rules and regulations

●    other economic, geographic or political factors; and

●    general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. economy will have on our business. Fluctuations, changes and disruptions in financial, credit, mergers and acquisitions and other markets, political instability and general business factors could impact various segments’ operations and could affect such operations differently. Changes to factors described above, as well as other events, including by way of example, contractions of regional economies, monetary systems, banking, real estate and retail or other industries; debt or credit difficulties or defaults by businesses; new, repeals of or changes to laws and regulations, including changes to the bankruptcy and competition laws of the U.S.; tort reform; banking reform; a decline in the implementation or adoption of new laws of regulation, or in government enforcement, litigation or monetary damages or remedies that are sought; or political instability may have adverse effects on our business.

Our revenues, operating income and cash flows are likely to fluctuate.

We expect to experience fluctuations in our revenues and cost structure and the resulting operating income and cash flows. We may experience fluctuations in our annual and quarterly financial results, including revenues, operating income and earnings per share, for reasons that include (i) the types and complexity, number, size, timing and duration of client engagements; (ii) the timing of revenue recognition under U.S. GAAP; (iii) the utilization of revenue-generating professionals, including the ability to adjust staffing levels up or down to accommodate our business and prospects of; (iv) the time it takes before a new hire becomes profitable; (v) the geographic locations of our clients or the locations where services are rendered; (vi) billing rates and fee arrangements, including the opportunity and ability to successfully reach milestones and complete projects, and collect for them; (vii) the length of billing and collection cycles and changes in amounts that may become uncollectible; (viii) changes in the frequency and complexity of government regulatory and enforcement activities; and (ix) economic factors beyond our control.

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We may also experience fluctuations in our operating income and related cash flows because of increases in employee compensation, including changes to our incentive compensation structure and the timing of incentive payments. Also, the timing of investments or acquisitions and the cost of integrating them may cause fluctuations in our financial results, including operating income and cash flows. This volatility may make it difficult to forecast our future results with precision and to assess accurately whether increases or decreases in any one or more quarters are likely to cause annual results to exceed or fall short of expectations.

If we do not effectively manage the utilization of our professionals or billable rates, our financial results could decline.

Our failure to manage the utilization of our professionals who bill on an hourly basis, or maintain or increase the hourly rates we charge our clients for our services, could result in adverse consequences, such as non- or lower-revenue-generating professionals, increased employee turnover, fixed compensation expenses in periods of declining revenues, the inability to appropriately staff engagements (including adding or reducing staff during periods of increased or decreased demand for our services), or special charges associated with reductions in staff or operations. Reductions in workforce or increases of billable rates will not necessarily lead to savings. In such events, our financial results may decline or be adversely impacted. A number of factors affect the utilization of our professionals. Some of these factors we cannot predict with certainty, including general economic and financial market conditions; the complexity, number, type, size and timing of client engagements; the level of demand for our services; appropriate professional staffing levels, in light of changing client demands and market conditions; and competition and acquisitions. In addition, any expansion into or within locations where we are not well-known or where demand for our services is not well-developed could also contribute to low or lower utilization rates.

InnovaQor may enter into engagements which involve non-time and material arrangements, such as fixed fees and time and materials with caps. Failure to effectively manage professional hours and other aspects of alternative fee engagements may result in the costs of providing such services exceeding the fees collected by InnovaQor. Failure to successfully complete or reach milestones with respect to contingent fee or success fee assignments may also lead to lower revenues or the costs of providing services under those types of arrangements may exceed the fees collected by InnovaQor.

We may receive requests to discount our fees or to negotiate lower rates for our services and to agree to contract terms relative to the scope of services and other terms that may limit the size of an engagement or our ability to pass through costs. We will consider these requests on a case-by-case basis. In addition, our clients and prospective clients may not accept rate increases that we put into effect or plan to implement in the future. Fee discounts, pressure not to increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations. There is no assurance that significant client engagements will be renewed or replaced in a timely manner or at all, or that they will generate the same volume of work or revenues, or be as profitable as past engagements.

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Our Company faces certain risks, including (i) industry consolidation and a heightened competitive environment, (ii) downward pricing pressure, (iii) technology changes and obsolescence, (v) failure to protect client information against cyber-attacks and (vi) failure to protect IP, which individually or together could cause the financial results and prospects of the Company to decline.

Our Company is facing significant competition from other consulting and/or software providers. There continues to be significant consolidation of companies providing products and services similar to those offered by our Company, which may provide competitors access to greater financial and other resources than those of InnovaQor. This industry is subject to significant and rapid innovation. Larger competitors may be able to invest more in research and development, react more quickly to new regulatory or legal requirements and other changes, or innovate more quickly and efficiently. Our Medical Mime and ClinLab software has been facing significant competition from competing software products.

The software and products of our Company are subject to rapid technological innovation. There is no assurance that we will successfully develop new versions of our Medical Mime and ClinLab software or other products. Our software may not keep pace with necessary changes and innovation. There is no assurance that new, innovative or improved software or products will be developed, compete effectively with the software and technology developed and offered by competitors, be price competitive with other companies providing similar software or products, or be accepted by our clients or the marketplace. If InnovaQor is unable to develop and offer competitive software and products or is otherwise unable to capitalize on market opportunities, the impact could adversely affect our operating margins and financial results.

Our reputation for providing secure information storage and maintaining the confidentiality of proprietary, confidential and trade secret information is critical to the success of our Company, which hosts client information as a service. We routinely face cyber-based attacks and attempts by hackers and similar unauthorized users to gain access to or corrupt our information technology systems, which so far have been unsuccessful. Such attacks could disrupt our business operations, cause us to incur unanticipated losses or expenses, and result in unauthorized disclosures of confidential or proprietary information. We expect to continue to face such attempts. Although we seek to prevent, detect and investigate these network security incidents, and have taken steps to mitigate the likelihood of network security breaches, there can be no assurance that attacks by unauthorized users will not be attempted in the future or that our security measures will be effective.

We rely on a combination of copyrights, trademarks, trade secrets, confidentiality and other contractual provisions to protect our assets. Our software and related documentation will be protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some foreign jurisdictions provide less protection for our proprietary rights than the laws of the U.S. Unauthorized use and misuse of our IP by employees or third parties could have a material adverse effect on our business, financial condition and results of operations. The available legal remedies for unauthorized or misuse of our IP may not adequately compensate us for the damages caused by unauthorized use.

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If we (i) fail to compete effectively, including by offering our software and services at a competitive price, (ii) are unable to keep pace with industry innovation and user requirements, (iii) are unable to replace clients or revenues as engagements end or are canceled or the scope of engagements are curtailed, or (iv) are unable to protect our clients’ or our own IP and proprietary information, the financial results of InnovaQor would be adversely affected. There is no assurance that we can replace clients or the revenues from engagements, eliminate the costs associated with those engagements, find other engagements to utilize our professionals, develop competitive products or services that will be accepted or preferred by users, offer our products and services at competitive prices, or continue to maintain the confidentiality of our IP and the information of our clients.

We may not manage our growth effectively, and our profitability may suffer.

Periods of expansion may strain our management team, or human resources and information systems. To manage growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train and manage a larger professional staff. If we fail to add or retain qualified managers, employees and contractors when needed, estimate costs, or manage our growth effectively, our business, financial results and financial condition may suffer.

We cannot assure that we can successfully manage growth through acquisitions and the integration of the companies and assets we acquire or that they will result in the financial, operational and other benefits that we anticipate. Some acquisitions may not be immediately accretive to earnings, and some expansion may result in significant expenditures.

In periods of declining growth, underutilized employees and contractors may result in expenses and costs being a greater percentage of revenues. In such situations, we will have to weigh the benefits of decreasing our workforce or limiting our service offerings and saving costs against the detriment that InnovaQor could experience from losing valued professionals and their industry expertise and clients.

Our business, financial condition, results of operations and growth could be harmed by the effects of the COVID-19 pandemic.

We are subject to risks related to the public health crises such as the global pandemic associated with the coronavirus (COVID-19). In December 2019, a novel strain of coronavirus, SARS-CoV-2, was reported to have surfaced in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease COVID-19, has spread to most countries, and all 50 states within the United States. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response, and under the Defense Production Act, the legislation that facilitates the production of goods and services necessary for national security and for other purposes. Numerous governmental jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Most states and the federal government have declared a state of emergency related to the spread of COVID-19. Such orders or restrictions, and the perception that such orders or restrictions could occur, have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our customers, employees, and offices, among others. We may experience further limitations on employee resources in the future, because of sickness of employees or their families.

Healthcare organizations around the world, including our health care provider customers, have faced and will continue to face, substantial challenges in treating patients with COVID-19, such as the diversion of staff and resources from ordinary functions to the treatment of COVID-19, supply, resource and capital shortages and overburdening of staff and resource capacity. In the United States, governmental authorities have also recommended, and in certain cases required, that elective, specialty and other procedures and appointments, including certain primary care services, be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of COVID-19. These measures and challenges will likely continue for the duration of the pandemic, which is uncertain, and will disproportionately harm the results of operations, liquidity and financial condition of these health care organizations and our health care provider customers. As a result, our health care provider customers may seek contractual accommodations from us in the future. To the extent such health care provider customers experience challenges and difficulties, it will adversely affect our business operation and results of operations. Further, a recession or prolonged economic contraction as a result of the COVID-19 pandemic could also harm the business and results of operations of our customers, resulting in potential business closures, layoffs of employees and a significant increase in unemployment in the United States which may continue even after the pandemic. The occurrence of any such events may lead to reduced income for customers and reduced size of workforces, which could reduce our revenue and harm our business, financial condition and results of operations.

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The widespread COVID-19 pandemic has resulted in, and may continue to result in, significant volatility and uncertainty in U.S. financial markets, which may reduce our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

Further, given the dislocation and government-imposed travel related limitations as a consequence of the COVID-19 pandemic, our ability to complete acquisitions in the near-term may be delayed. Future acquisitions may be subject to difficulties in evaluating potential acquisition targets as a result of the inability to accurately predict the duration or long-term economic and business consequences resulting from the COVID-19 pandemic.

The global outbreak of COVID-19 continues to rapidly evolve. We have taken steps intended to mitigate the effects of the pandemic and to protect our workforce. Although we believe we have taken the appropriate actions, we cannot guarantee that these measures will mitigate all or any negative effects of the pandemic. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We cannot at this time precisely predict what effects the COVID-19 outbreak will have on our business, results of operations and financial condition, including the uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the pandemic, the availability of vaccinations, and the governmental responses to the pandemic. However, we will continue to monitor the COVID-19 situation closely and are committed to continuing to make appropriate changes as and when needed.

We may not secure the capital required to develop our business.

Our business is dependent on securing additional capital. If we fail to secure the required capital our business will fail.

Going Concern Risk Factor

Although our financial statements have been prepared on a going concern basis, we have accumulated significant losses and have negative cash flows from operations that could adversely affect our ability to secure additional capital to fund our operations or limit our ability to react to changes in the economy or our industry. These or additional risks or uncertainties not presently known to us, or that we currently deem immaterial, raise substantial doubt about our ability to continue as a going concern.

Under Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) Accounting Standards Codification (“ASC 205-40”), InnovaQor has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed InnovaQor’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

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The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. The consolidated financial statements have been prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. InnovaQor has accumulated significant losses and has negative cash flows from operations and, at September 30, 2021, had a working capital deficit and accumulated deficit of $2.6 million and $33.0 million, respectively. In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raises substantial doubt about InnovaQor’s ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about InnovaQor’s ability to continue as a going concern are as follows:

InnovaQor has incurred substantial costs in connection with the acquisition of the Group which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to InnovaQor, tax costs and costs to separate information systems, among other costs. The cost of performing such functions is anticipated to be higher than the amounts reflected in InnovaQor’s historical financial statements, which would cause its future losses to increase. Accordingly, InnovaQor will continue to focus on increasing revenues.

There can be no assurance that InnovaQor will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The ability of InnovaQor to continue as a going concern is dependent upon its ability to significantly increase its revenues and eventually achieve profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if InnovaQor is unable to continue as a going concern.

Risks Related to Our Common Stock

Our stock is considered a “penny stock,” and is therefore considered risky.

OTC Pink Sheet stocks, and especially those being offered for less than $5.00 per share, are often known as “penny stocks” and are subject to regulations which mandate the dispersion of certain disclosures to potential investors prior to any investor’s purchase of any penny stocks. Penny stocks are low-priced securities with low trading volume. Consequently, the price of the stock is often volatile and investors may be unable to buy or sell the stock when you desire. The SEC extensively monitors “penny stocks,” and such regulations are enumerated in Exchange Act Section 15(h) and Exchange Act Rules 3a51-1 and 15g-1 through 15g-100. With certain exceptions, brokers selling our stock must adhere to the SEC’s “penny stock” regulations, which requirements include, but are not limited to, the following:

●    Brokers must provide you with a risk disclosure document relating to the penny stock market.

●    Brokers must disclose price quotations and other information relating to the penny stock market.

●    Brokers must disclose any compensation they receive from the sale of our stock.

●    Brokers must provide a disclosure of any compensation paid to any associated persons in connection with transactions relating to our stock.

●    Brokers must provide you with quarterly account statements.

●    Brokers may not sell any of our stock that is held in escrow or trust accounts.

●    Prior to selling our stock, brokers must approve your account for buying and selling penny stocks.

●    Brokers must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

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These additional sales practices and the disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend their customers buy our common stock, which may have the effect of reducing the trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock, thereby potentially reducing the liquidity of our common stock.

We have no plans to pay dividends on our Common Stock.

We have not previously paid any cash dividends, nor have we determined to pay dividends on any share of preferred stock or shares of Common Stock. There can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance that the Board of Directors will declare dividends even if profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

InnovaQor has authorized 325,000,000 shares of $0.0001 par value Common Stock of which 234,953,286 are issued and outstanding as of September 30, 2021 and June 30, 2021, respectively. These shares have 1 vote per share.

Our common stock is subject to conversion of other securities into common stock.

The Company has outstanding convertible preferred stock. Conversions of the convertible preferred stock could result in substantial dilution of our common stock and a decline in its market price. Our Board of Directors, upon the approval of the shareholders, may seek to change the number of authorized shares in the future, may seek to adjust the number of shares issued, and may choose to issue shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership of current shareholders.

Voting power is highly concentrated in holders of our Series A Preferred Stock.

InnovaQor has authorized 1,000 shares of $0.0001 par value (stated value $10) Series A Supermajority Voting Preferred Stock of which 1,000 are issued and outstanding as of September 30, 2021 and June 30, 2021. So long as one share of Series A Preferred Stock is outstanding, the outstanding shares of the Series A Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes of all classes of shares entitled to be voted at any stockholder meeting. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share. Such concentrated control of InnovaQor may adversely affect the price of our common stock. A stockholder that acquires common stock will not have an effective voice in the management of InnovaQor.

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We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Stock less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our Common Stock less attractive or our company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

The requirements of being a reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer a “smaller reporting company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a “smaller reporting company,” we receive certain reporting exemptions under the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a public company under these rules and regulations, we expect that it may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, and could also make it more difficult to attract qualified executive officers.

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Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced and may experience significant price and trading volume fluctuations, and the market prices of companies quoted on the Pink Tier of the OTC Marketplace, which is where our stock is currently quoted, have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors both in and outside of our control, and include but are not limited to the following:

●    variations in our operating results;

●    changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●    changes in operating and stock price performance of other companies in our industry;

●    additions or departures of key personnel; and

●    future sales of our common stock.

Stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Volatility in the price of our common stock may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our common stock may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. The trading volume of our common stock may be sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at certain given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

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The market price for our common stock may become volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include but are not limited to: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

General Risk Statement

Based on all of the foregoing, we believe it is possible for future revenue, expenses and operating results to vary significantly from quarter to quarter and year to year. As a result, quarter-to-quarter and year-to-year comparisons of operating results are not necessarily meaningful or indicative of future performance. Furthermore, we believe that it is possible that in any given quarter or fiscal year our operating results could differ from the expectations of public market analysts or investors. In such event or in the event that adverse conditions prevail, or are perceived to prevail, with respect to our business or generally, the market price of our Common Stock would likely decline.

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Item 2. Financial Information.

The following table sets forth InnovaQor’s capitalization as of September 30, 2021 and June 30, 2021, on a historical basis. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with InnovaQor’s financial statements and notes thereto included elsewhere in this registration statement.

The following table sets forth our cash and capitalization as of September 30, 2021 and June 30, 2021:

	Sept. 30, 2021	June 30, 2021
Cash	$46	$46

Stockholders’ Equity

Preferred Series A Stock, Par Value $0.0001, 1,000 shares authorized. 1,000 shares issued and outstanding	—	—

Preferred Series B Stock, Par Value $0.0001, 25,000 shares authorized. 14,950 and 14,000 shares issued and outstanding	15	14

Preferred Series C Stock, Par Value $0.0001, 2,000 shares authorized. 200 shares issued and outstanding	—	—

Common stock, Par Value $0.0001, 325,000,000 shares authorized, 234,953,286 issued and outstanding	23,495	23,495

Additional Paid-in Capital	41,116,999	40,539,604
Total capitalization	$41,140,555	$40,563,159

Item 3. Properties.

InnovaQor does not own any properties, and currently subleases office space from Rennova on a month to month term at a cost of approximately $6,500 a month.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of November 30, 2021, information regarding beneficial ownership of our capital stock by:

●	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

●	Each of our executive officers;

●	Each of our directors; and

●	All of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including convertible securities, warrants and options that are convertible or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares shown that they beneficially own, subject to community property laws where applicable. The address for each of our executive officers and directors is c/o InnovaQor, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

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Title of Class	Name of Beneficial Owner	No. of Shares of Class Owned		Percentage of Ownership(1)
Series A Preferred Stock	Epizon Limited (2)	1,000		100%

Common Stock	Sharon Hollis	-		-

	Justin Doherty	-		-

	Gerard Dab (3)	-		-

	All Directors and Executive Officers as a Group (3 persons)	-	(4)	-%

	Michel Dab(5)	27,785,000		11.8%

	Ithaca Scientific Ventures(6)	22,000,000		9.4%

	Real Gauthier(7)	18,300,000		7.8%

(1)	Based on 234,953,286 shares of Common Stock issued and outstanding as of November 30, 2021, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the SEC. Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities or exercise of warrants, and such shares are deemed outstanding for computing the percentage of the person holding such options, securities or warrants, but are not deemed outstanding for computing the percentage of any other person. This table assumes the Company has sufficient authorized shares of Common Stock available to permit the conversion of all outstanding convertible securities and the exercise of all outstanding warrants and options.

(2)

Epizon Limited (“Epizon”) owns all of the issued and outstanding shares of Series A Preferred Stock. The Series A Preferred Stock is not convertible into Common Stock but holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of Common Stock. Regardless of the number of shares of Series A Preferred Stock outstanding and so long as at least one share of Series A Preferred Stock is outstanding, the outstanding shares of Series A Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders. Epizon’s address is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas. All of the outstanding capital stock of Epizon is owned by The Shanoven Trust, of which P. Wilhelm F. Tooth serves as trustee. Seamus Lagan is the settlor and Mr. Lagan’s family are beneficiaries of The Shanoven Trust. Mr. Lagan is also the Chief Executive Officer of Rennova. Rennova owns 14,850 shares of Series B Preferred Stock, which has no voting rights but is convertible into Common Stock under certain circumstances. The Series B Preferred Stock is not currently convertible without the consent of Epizon, as the holder of the Series A Preferred Stock. If it were converted, the shares held by Rennova would, as of November 30, 2021, be convertible into up to 4.99% of the then outstanding shares of Common Stock (due to the 4.99% ownership blocker in the terms of the Series B Preferred Stock).

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(3)

Gerard Dab owns 200 shares of Series C Preferred Stock, which is all of the currently outstanding shares of Series C Preferred Stock. The Series C Preferred Stock has no voting rights but is convertible into Common Stock under certain circumstances. The Series C Preferred Stock is not currently convertible without the consent of Epizon, as the holder of the Series A Preferred Stock. If it were converted, the shares held by Mr. Dab would, as of November 30, 2021, be convertible to up to 4.99% of the then outstanding shares of Common Stock (due to the 4.99% ownership blocker in the terms of the Series C Preferred Stock).

(4)	Includes Ms. Hollis and Messrs. Doherty and Dab. Mr. Dab also owns 200 shares of Series C Preferred Stock, as described in the above footnote.

(5)	Michel Dab is Gerard Dab’s adult son. Michael Dab was Treasurer of the Company from December 15, 2008 until June 29, 2021. Mr. Dab’s address is 50 High Park Avenue, Apt.1609, Toronto, ON M6P2R9.

(6)	Ithaca Scientific Ventures’ address is 30 N. Gould St., Suite R, Sheridan, WY 82801

(7)	Mr. Gauthier’s address is 225 Chabanel, Suite 114, Montreal, Qc, H2N 2C9.

Change-in-Control

We do not currently have, nor are we aware of, any arrangements which if consummated may result in a change of control in the future.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

The following table sets forth the names and ages of our initial directors and executive officers which currently serve on the Board of Directors for InnovaQor. Directors will be elected annually.

Name	Age	Position
Justin Doherty	53	Director, Chairman
Sharon Hollis	45	Director, President, CEO
Gerard Dab	73	Director, Secretary

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There are no agreements with respect to electing directors. Each director shall serve for a term of one year or until his successor is elected at our Annual Meeting of Shareholders and is qualified, subject to removal by InnovaQor’s shareholders. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. InnovaQor does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this filing our three directors fulfill the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Justin Doherty, is a member of our Board and was appointed to our Board and as Chairman on July 6, 2021. Mr. Doherty brings over 20 years of international experience in integrated facility management and software solutions for multiple industries across the UK, Europe and the USA. Mr. Doherty previously owned and operated Axis Control Systems for over 10 years, where he started, grew and eventually sold the business. His main area of expertise is operational management and process improvement within the technological and healthcare field, with experience ranging from security systems to healthcare solutions and dementia home health care facilities.

Mr. Doherty was previously CEO of Medical Mime and ClinLab from April, 2016 and March, 2014, respectively, each an InnovaQor company specializing in healthcare technologies for medical practices throughout the United States. He is currently a Board member for Pathlogic, Limited. Mr. Doherty is the managing director of Zest Fire and Security Ltd. Which he founded in August, 2020.

Sharon Hollis, is a member of our Board and was appointed to our Board and as our Chief Executive Officer on July 6, 2021. Ms. Hollis transitioned from property sales in NY and Florida into Healthcare in 2010 when she oversaw the development of a proprietary lab ordering and reporting software, Advantage, which allowed doctors and clinical laboratories to evolve from paper orders and reports with minimal disruption and cost. Ms. Hollis oversaw the evolution of Advantage to a fully integrated product that allowed real time tracking of lab samples and their results from sample collection to reporting and billing. Ms. Hollis sold her interests in this software into the predecessor of Rennova, Medytox Solutions, Inc., in 2012 and was the VP of Operations of the corporate office to 2015 overseeing sales development, customer care, process improvement and development of software products and their integration and medical billing related processes. From October 2015, as the owner of PetVetCorp, Inc., Ms. Hollis built a veterinarian health records software. Ms. Hollis re-joined Rennova in 2016 and became the COO of the software division, HTS in 2018. Ms. Hollis has been focused on setting direction for the software division in anticipation of a separation from Rennova and has been engaged in the provision of software solutions to Rennova’s hospital entities for real-time reporting and analysis of billing related data in easy to utilize dashboards for management. Ms. Hollis’ focus is on the provision of easy-to-use software solutions that create efficient solutions and visual interpretation of necessary and actionable data and information.

Gerard Dab, is a member of our Board and was appointed as a Director, CEO, and Chairman of the Board, and Corporate Secretary on October 6, 2004. As part of the agreement with Rennova he resigned his position as CEO and Chairman of the Board on July 6, 2021 and retained the positions of Director and Corporate Secretary. Mr. Dab is a pioneer of the modern healthcare informatics industry – He is notably the co-founder of one of the world’s most innovative systems for the automation of clinical workflow in hospitals and medical facilities that had been originally developed at McGill University Royal Victoria Hospital.

His companies provided advanced software platforms that power clinical applications at point of care in hospitals and clinics developed at a cost of some $50,000,000. These applications offered advanced patient management clinical systems with full diagnostic and medical content including decision support that have been developed by senior McGill University practitioners and were used by more than 1,000 clinicians and care givers in the US and Canada.

Prior to his work in the healthcare field, Mr. Dab worked for advertising giant Foote, Cone & Belding of Chicago following his graduation from McGill University. During the 1980s, he founded and was the managing partner of Productions Publi-Cité, a film and television finance company that helped raise some $100,000,000 in production money for independent film producers. During the 1990s, Dab Communications was noted for producing weekly information programs on Canadian network television about investing, created with the support of Maryland Public Television and Louis Rukeyser, long-time host of Wall Street Week.

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Independence of Directors

In determining the independence of our directors, we will apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, we anticipate that two of our directors will be independent within the meaning of NASDAQ Listing Rule 5605.

We do not expect there to be a family relationship between any of the individuals who are expected to serve as members of our Board and as our executive officers.

Item 6. Executive Compensation.

The Board of Directors has approved a compensation for its CEO, Sharon Hollis of $250,000 a year and approved compensation of $7,500 a month for Tom Bellante to act as a part time contracted CFO.

Currently, there are no other executives but InnovaQor plans to appoint additional executives and may reimburse its executives for expenses incurred in connection with travel, networking, and day to day business development.

Director Compensation

InnovaQor has not paid any director’s fees or other cash compensation for services rendered as a director since the acquisition of the HTS Group to the date of this filing. Compensation of $30,000 per year for each director (excluding the CEO) has been agreed for the next 12 months.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The former CEO of InnovaQor paid all the disbursements on behalf of the Company for all periods presented. The cash disbursements amounted to $11,385 and $20,388 for the years ended June 30, 2021 and 2020, respectively, and are shown in the accompanying Statements of Operations, operating expenses.

In addition, for the year ended June 30, 2021 the Company incurred $500,000 for services of its former CEO in connection with the acquisition of the Group, which is shown in the accompanying Statement of Operations as a General and Administrative expense.

The above amounts are not necessarily indictive of what third parties would have agreed to.

Item 8. Legal Proceedings.

From time to time, InnovaQor may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. InnovaQor operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on InnovaQor’s consolidated financial position or results of operations. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

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P2P Staffing Corp. received a judgment against HTS during 2018 in the amount of $58,783 for amounts owed. As of June 30, 2021 and 2020, $10,464 was outstanding and owed for this judgment and included in accounts payable at each respective balance sheet date.

Two former employees of CollabRx, Inc., one of the acquired subsidiaries, filed suits in a California state court against the former Parent, Rennova and CollabRx, Inc., in connection with amounts claimed to be owed under their respective employment agreements with CollabRx, Inc. One former employee received a judgment for approximately $253,000. The other former employee received a judgment for approximately $173,000.

ClinLab, Medical Mime and HTS, as well as the former Parent, Rennova and many of its subsidiaries, were defendants in a case filed in Broward County Circuit Court by TCA Global Credit Master Fund, L.P. The plaintiff alleged a breach by Medytox Solutions, Inc. of its obligations under a debenture and claimed damages in excess of $2,000,000 plus interest, costs and fees. In May 2020, the SEC appointed a Receiver to close down the TCA Global Credit Master Fund, L.P. The other entities were sued as alleged guarantors of the debenture. In September 2021, the parties entered into a settlement agreement with the Receiver to pay $500,000 as full and final settlement of all claims in this matter. Subject to Rennova abiding by the terms of the settlement agreement, InnovaQor does not believe it has any risk or liability in this matter.

CTI Consulting LLC filed suit against Health Technology Solutions, Inc. in September 2021 claiming approximately $45,000 as owed for services provided. The Company is dealing with this matter and expects to reach resolution without significant legal cost or risk.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our Common Stock is not listed on any securities exchange and is quoted on the OTC Pink Market under the symbol “VMCS”. Because our Common Stock is not listed on a securities exchange and its quotation on the OTC Pink are limited and sporadic, there is currently no established public trading market for our Common Stock.

Record Holders

There are 78 holders of record as of November 30, 2021. In many instances, a registered shareholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

The transfer agent for our Common Stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Heights, New Jersey 07716. Their telephone number is (732) 872-2727.

Dividend Policy

We have never paid cash dividends on our Common Stock and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend on a number of factors, including our financial condition and performance, our cash needs, income tax consequences and any restrictions that applicable laws, our preferred stock and any future credit or other agreements may then impose.

Dividends on our Series B Preferred Stock and Series C Preferred Stock are only payable when and if declared by our Board of Directors.

Penny Stock

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

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The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our Common Stock has become subject to the penny stock rules, investors may find it more difficult to sell their shares.

Equity Compensation Plans

The Company currently has no compensation plans under which the Company’s equity securities are authorized for issuance.

Item 10. Recent Sales of Unregistered Securities.

On June 9, 2021, the Company issued 1,000 shares of Series A Preferred Stock to Gerard Dab in consideration of his forgiveness of $300,000 owed to him by the Company. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 25, 2021, the Company issued 200 shares of Series C Preferred Stock to Gerard Dab in consideration of his forgiveness of $200,000 owed to him by the Company. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 25, 2021, the Company issued 14,000 shares of Series B Preferred Stock in connection with the acquisition of the Group from Rennova, and on September 30, 2021, the Company issued an additional 950 shares of Series B Preferred Stock to Rennova as a post-closing adjustment. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the material terms of InnovaQor’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of InnovaQor’s articles of incorporation or bylaws, which you must read for complete information about InnovaQor’s capital stock. The articles of incorporation and bylaws are included as exhibits to InnovaQor’s registration statement on Form 10. The summaries and descriptions below do not purport to be complete statements of the Nevada Revised Statutes.

Authorized and Outstanding Capital Stock

Common Stock

InnovaQor has authorized 325,000,000 shares of $0.0001 par value Common Stock of which 234,953,286 are issued and outstanding as of September 30, 2021 and June 30, 2021, respectively. These shares have 1 vote per share.

Preferred Stock

Preferred Stock Series A

InnovaQor has authorized 1,000 shares of $0.0001 par value (stated value $10) Series A Supermajority Voting Preferred Stock of which 1,000 are issued and outstanding as of June 30, 2021. So long as one share of Series A Preferred Stock is outstanding, the outstanding shares of the Series A Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any stockholder meeting. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share.

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Preferred Stock Series B

InnovaQor has authorized 25,000 shares of $0.0001 par value (stated value $1,000) Series B Convertible Redeemable Preferred Stock of which 14,950 and 14,000 are issued and outstanding as of September 30, 2021 and June 30, 2021, respectively. These shares have no voting rights, dividends on these shares shall accrue at the rate of 5% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into InnovaQor’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series B Preferred Stock may not be converted prior to the first anniversary of its issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of InnovaQor at their stated value plus declared and unpaid dividends.

Preferred Stock Series C

InnovaQor has authorized 2,000 shares of $0.0001 par value (stated value $1,000) Series C Convertible Redeemable Preferred Stock of which 200 are issued and outstanding as of September 30, 2021 and June 30, 2021. These shares have no voting rights, dividends on these shares shall accrue at the rate of 10% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into InnovaQor’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series C Preferred Stock may not be converted prior to the first anniversary of its issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series C Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of InnovaQor at their stated value plus declared and unpaid dividends.

The following table represents the Company’s issued shares at November 30, 2021:

Common Shares	234,953,286
Series A Preference Shares	1,000
Series B Preference Shares	14,950
Series C Preference Shares	200

Anti-takeover Provisions in InnovaQor’s Articles of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

At the time of filing there is no existing obligation that involves the issuance of preferred stock or common stock (except upon conversion of outstanding shares of preferred stock).

Amending the Bylaws

Our articles of incorporation authorize the Board, to adopt, amend or repeal our bylaws.

Special Meetings of Shareholders

Our articles of incorporation provide that special meetings of our shareholders may be called at any time only by (i) the Board of Directors, (ii) any two directors, (iii) the Chairperson of the Board or (iv) the Chief Executive Officer or the President together with one non-employee director. Shareholders may not call a special meeting for any purpose.

33

Filling Vacancies

Our articles of incorporation provide that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our shareholders to remove one or more of our directors. Our bylaws provide that the entire Board of Directors, or any individual director, may be removed from office at any special meeting of shareholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the shareholders to elect directors in place of those to be removed. Our bylaws also provide that when the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the Board may take action without a meeting if all the members of the Board consent to the action in writing. Board action through consent allows the Board to make swift decisions, including in the event that a hostile takeover threatens current management.

Voting

Our shares of Series A Preferred Stock have majority voting rights which means they represent 51% of the voting rights of all classes of shares combined.

Authorized but Unissued Shares

InnovaQor’s authorized but unissued shares of common stock and preferred stock will be available for future issuance. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of InnovaQor by means of a proxy contest, tender offer, merger or otherwise.

Listing

InnovaQor’s common stock is quoted on the OTC Pink under the symbol VMCS. The Company has applied to FINRA for a new trading symbol.

Item 12. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

34

(1)	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper

(3)	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1)	Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the shareholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2)	The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

35

(3)	The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of InnovaQor, or for serving at the request of InnovaQor as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that InnovaQor must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. InnovaQor’s bylaws expressly authorize InnovaQor to carry insurance to protect InnovaQor’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not InnovaQor would have the power to indemnify such person.

The limitation of liability and indemnification provisions in InnovaQor’s articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against InnovaQor’s directors and officers, even though such an action, if successful, might otherwise benefit InnovaQor and its shareholders. However, these provisions do not limit or eliminate InnovaQor’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, InnovaQor pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any InnovaQor directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Item 13. Financial Statements and Supplementary Data.

See historical financials on page 40.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

36

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the section of the registration statement entitled “Index to Financial Statements” (and the financial statements and related noted referenced therein). That section is incorporated herein by reference.

(b) Exhibits

The following documents are filed as exhibits hereto:

2.1	Acquisition Agreement, dated as of May 12, 2021, between Rennova Health, Inc. and VisualMED Clinical Solutions Corporation, as supplemented on June 23, 2021

3.1(i)	Articles of Incorporation, as amended, of InnovaQor, Inc.

3.1(ii)	Bylaws of InnovaQor, Inc.

21	Subsidiaries of the Registrant

37

Where You Can Find More Information

For further information with respect to InnovaQor and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this registration statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this registration statement is not incorporated by reference in this registration statement.

InnovaQor intends that it will be subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

InnovaQor intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this registration statement or to which this registration statement has referred you. InnovaQor has not authorized any person to provide you with different information or to make any representation not contained in this registration statement.

38

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

InnovaQor, Inc.

By:	/s/ Sharon L. Hollis
Name:	Sharon L. Hollis
Title:	President, CEO and Director

Date: December 22, 2021

39

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONSOLIDATED FINANCIAL STATEMENTS

40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of VisualMED Clinical Solutions Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of VisualMED Clinical Solutions Corp. (the Company) as of June 30, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, The Company has accumulated significant losses and has negative cash flows from operations and, at June 30, 2021, had a $2.2 million working capital deficit and $32.7 million accumulated deficit. In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
November 12, 2021
We have served as the Company’s auditor since 2021.

F-1

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2021	2020

ASSETS
Current assets:
Cash	$46	$11,350
Accounts receivable, net	34,591	—
Prepaid expenses and other current assets	858	—
Total current assets	35,495	11,350

Property and equipment, net	711	—
Intangible assets	2,904,000	—
Goodwill	7,956,824	—

Total assets	$10,897,030	$11,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$766,343	$3,617
Accrued expenses	1,379,922	—
Current portion of notes payable	134,153	—
Total current liabilities	2,280,418	3,617

Notes Payable – Long term	164,301	—
Series B Preferred Shares due	577,396	—

Total Liabilities	3,022,115	3,617

Commitments and contingencies

Stockholders’ Equity

Preferred Series A Stock, Par Value $0.0001, 1,000 shares authorized, 1,000 shares issued and outstanding 2021	—	—

Preferred Series B Stock, Par Value $0.0001, 25,000 shares authorized, 14,000 issued and outstanding 2021	14	—

Preferred Series C Stock, Par Value $0.0001, 2,000 shares authorized, 200 shares issued and outstanding 2021	—	—

Common Stock, Par Value $0.0001, 325,000,000 shares authorized, 234,953,286 and 249,418,545 shares issued and outstanding 2021 and 2020, respectively	23,495	24,942

Additional Paid-In Capital	40,539,604	32,163,221

Accumulated Deficit	(32,688,198)	(32,180,430)

Total Stockholders’ Equity	7,874,915	7,733

Total Liabilities and Stockholders’ Equity	$10,897,030	$11,350

The accompanying notes are an integral part of these consolidated financial statements.

F-2

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2021	2020
Net revenues	$—	$—

Operating expenses:	—	—
Direct costs of revenue	—	—
General and administrative expenses	507,768	17,913
Depreciation	—	—
Total operating expenses	507,768	17,913

Loss from operations	(507,768)	(17,913)

Other (expense) income:
Other (expense) income, net	—	—
Interest expense and payroll tax penalties	—	—
Total other (expense) income	—	—

Loss before income taxes	(507,768)	(17,913)

Provision for income taxes	–	–

Net loss	$(507,768)	$(17,913)

Basic and Diluted (Loss) per share	$(0.00)	$(0.00)

Basic and Diluted Weighted Average Common Shares Outstanding	249,220,391	249,418,545

The accompanying notes are an integral part of these consolidated financial statements.

F-3

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock - Shares	Preferred Stock – Par Value	Common Stock - Shares	Common Stock – Par Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at June 30, 2019 as previously reported	—	$—	249,418,545	$24,942	$32,163,221	$(27,632,517)	$4,555,646

Write off of intangibles due to impairment	—	$—	—	$—	$—	$(4,530,000)	$(4,530,000)
Balance at June 30, 2019 as restated	—	$—	249,418,545	$24,942	$32,163,221	$(32,162,517)	$25,646

Net loss	—	$–	—	$—	$—	$(17,913)	$(17,913)

Balance at June 30, 2020	—	$—	249,418,545	$24,942	$32,163,221	$(32,180,430)	$7,733

Issuance and cancellation of shares in connection with acquisition	15,200	$14	(14,465,259)	$(1,447)	$8,376,383	$—	$8,374,950

Net loss	—	$—	—	$—	$—	$(507,768)	$(507,768)

Balance at June 30, 2021	15,200	$14	234,953,286	$23,495	$40,539,604	$(32,688,198)	$7,874,915

The accompanying notes are an integral part of these consolidated financial statements.

F-4

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2021	2020

Cash flows (used in) operating activities:
Net loss	$(507,768)	$(17,913)
Adjustments to reconcile net loss to net cash (used in) operations:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	496,418	(2,475)
Net cash (used in) operating activities	(11,350)	(20,388)

Cash flows provided by investing activities:
Cash acquired in acquisition	46	—
Net cash provided by investing activities	46	—

Cash flows provided by financing activities:
Net cash provided by financing activities	—	—

Net (decrease) in cash	(11,304)	(20,388)

Cash at beginning of period	11,350	31,738

Cash at end of period	$46	$11,350

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Note 1 – Description of Business

InnovaQor, Inc. (which changed its name from VisualMED Clinical Solutions Corp. in September 2021) (“InnovaQor” or the “Company”) was incorporated in the State of Nevada on September 7, 1999. Its business plan involves the distribution of medical software. It was primarily involved in activities related to the distribution of medical software through associated companies to which it has granted operating and distribution licenses.

On June 25, 2021, Rennova Health, Inc. (“Rennova”), a public reporting company, sold all the shares of stock of its subsidiaries, HTS and AMSG, to InnovaQor.

In consideration for the shares of HTS and AMSG and the elimination of inter-company debt between Rennova and HTS and AMSG, InnovaQor issued to Rennova 14,000 shares of its Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock issuable was subject to a post-closing adjustment which resulted in an additional 950 shares of Series B Preferred Stock due Rennova, which were issued in September 2021. Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible into that number of shares of InnovaQor’s common stock equal to the product of the stated value divided by 90% of the average closing price of InnovaQor’s common stock during the 10 trading days immediately prior to the conversion date. Conversion of the Series B Preferred Stock, however, is subject to the limitation that no conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. The shares of Series B Preferred Stock may be redeemed by InnovaQor upon payment of the stated value of the shares plus any accrued declared and unpaid dividends.

On June 9, 2021, InnovaQor issued 1,000 shares of Series A Supermajority Voting Preferred Stock (the “Series A Preferred Stock”) to the then CEO of the Company, Mr. Gerard Dab in exchange for $300,000 owed to Mr. Dab. The Series A Preferred Stock has the right to the number of votes equal to 51% of the votes entitled to be cast at a meeting or to vote by written consent, meaning the owner of the Series A Preferred Stock has voting control of the Company. Mr. Dab was a party to an agreement whereby he committed to transfer the Series A Preferred Stock to Epizon Limited, a Nassau, Bahamas, based management consulting company. Seamus Lagan, the Chief Executive Officer of Rennova Health, Inc., the company we ultimately completed a transaction with, is also the managing director of Epizon Limited. The conditions of the Epizon agreement to which Mr. Dab was a party have been met and the transfer of shares of Series A Preferred Stock to Epizon has been completed.

InnovaQor issued 200 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) to InnovaQor’s former CEO, Mr. Gerard Dab in exchange for $200,000 owed to him. Additionally, Mr. Dab returned 14,465,259 shares of Common Stock in InnovaQor for cancellation.

The goal of the Company is to develop and deliver a technology based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services.

InnovaQor has six wholly owned subsidiaries that provide medical support services primarily to clinical laboratories, corporate operations, rural hospitals, physician practices and behavioral health/substance abuse centers.

Health Technology Solutions, Inc. (“HTS”): HTS provides information technology and software solutions to our subsidiaries and outside medical service providers. HTS provides vCIO, IT managed services and data analytics dashboards to our subsidiaries and outside medical service providers. HTS operates from the corporate offices in West Palm Beach, Florida.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014. It specializes in electronic health records (EHR) software and subscription services for the behavioral health and rehabilitation market segments. It currently serves nine behavioral health/substance abuse facilities.

ClinLab, Inc. (“ClinLab”): ClinLab develops and markets laboratory information management systems to mid-size clinical laboratories. It currently services 13 clinical laboratories across the country.

F-6

AMSG owns and operates CollabRx, Inc. (“CollabRX”) and Genomas, Inc. (“ Genomas”). Genomas operated a diagnostics lab until December 31, 2019, and is now focused solely on the pharmacogenomics technology and platform, MedTuning, to interpret diagnostics outcomes and translate these outcomes into easily usable information to indicate the effectiveness of medications for a patient. CollabRx owns a technology platform and database for interpreting diagnostics outcomes from cancer patients and can match the result to known treatments and or clinical trials. This solution has been dormant for a number of years and to be viable in the marketplace will require updates to the technology and the database.

Each of the subsidiaries is wholly owned by the Company and complements each other, allowing for cross selling of products and services. The Company believes the current solutions will become an added value option to a technology based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services the Company plans to develop.

Existing products offered by the Company’s subsidiaries are as follows:

 “Medical Mime” is a custom built, cloud based, electronic health record which meets the needs of substance abuse treatment and behavioral health providers. Medical Mime’s specialized clinical workflow provides intuitive prompts for symptoms and enables you to quickly select problems and create master treatment plans with goals, objectives, and interventions. Medical Mime provides best-in-class patient lifecycle management for Behavioral Health/Substance Abuse (BH/SA) treatment centers. From pre-admission to billing and aftercare, Medical Mime is an electronic health record and patient management software that seamlessly integrates into the natural workflow of day-to-day operations.

“M2Pro” is a custom built, cloud based, electronic health record for ambulatory physician practices that meets meaningful use stage 2 and no further. Its unique dictation services further automate the workflow process for physicians allowing them to focus on their continuum of patient care.

“ClinLab” is a turnkey client/server lab information system for mid-range laboratories. ClinLab supports interfaces to all major reference labs and the ClinLab team can provide an interface to any system with that capability. ClinLab also features an optional EHR package which enables interfacing with the most popular EHR systems allowing lab test results to integrate seamlessly into a provider’s EHR for an improved patient record and to fulfill the federal government requirements.

“Qira” is our healthcare business analytics tool powered by PowerBI. It is a culmination of healthcare financial and revenue cycle management plus clinical operations oversight needs. It aggregates data from multiple healthcare systems to produce a single source business intelligence tool with executive level daily briefing to deep dive operational management of claims and operational efficiencies. There are many other analytical services available that customize solutions but none that have a proven template for success. Our competitive advantage comes from having created these tools to identify the deficiencies in the real world for the former parent Rennova from its former national laboratory operations to its more recent rural hospitals.

“vCIO Services”. Based on the skills and experience inherent within InnovaQor and resulting from work undertaken on behalf of the former parent, Rennova, InnovaQor offers a range of CIO services centered on our ability to link IT systems to business objectives combined with our knowledge of technology trends likely to impact our sector. The CIO services would include (but not be limited to):

●	Program and Project Management
●	Business Continuity and Disaster Recovery
●	Security Services
●	Business Intelligence and Analytics
●	Network Infrastructure Management
●	Helpdesk Provision

F-7

“MedTuning” utilizes proprietary biomarkers, treatment algorithms, and a web-based interactive physician portal delivery system to provide clinical decision support for physicians and personalized drug treatment for patients. Products are DNA-guided to improve the therapeutic benefit of widely used prescription drugs while also reducing the risk of significant side effects for patients.

Medical Informatics: Our technology platform, proprietary algorithms and physician interface portal can be extended to a wide range of drug categories.

Research and Development: Technology platform applicable to numerous disease states; current pipeline in mental health, pain management, cardiovascular and diabetes.

“Advantage” is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

In the coming year we plan to develop, acquire or license and offer a telehealth solution through corporate partnerships in the emerging health technology sector.

We also intend to build a single-source, global social media solution for individuals practicing medicine to connect and avail of expertise, services, resources and education, think LinkedIn for the medical industry. The platform will include a talent search module and the Uber of staffing module.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of InnovaQor and its wholly-owned subsidiaries, Advanced Molecular and Health Technology Solutions Group (such subsidiaries, collectively, the “Group”) since the date of acquisition on June 25, 2021 and are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and require management to make certain judgments, estimates, and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters.

All intercompany transactions between subsidiaries of the Company have been eliminated in the consolidation.

Comprehensive Loss

During the periods ended June 30, 2021 and 2020, comprehensive loss was equal to the net loss amounts presented in the accompanying consolidated statements of operations.

F-8

Going Concern

Under Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. The consolidated financial statements have been prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated significant losses and has negative cash flows from operations and, at June 30, 2021, had a working capital deficit and accumulated deficit of $2.2 million and $32.7 million, respectively. In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company will incur substantial costs in connection with the acquisition of the Group from Rennova, which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to the Company, tax costs and costs to separate information systems, among other costs. The cost of performing such functions is anticipated to be higher than the amounts reflected in the Company’s historical financial statements, which would cause its future losses to increase. Accordingly, the Company will continue to focus on reducing its operating costs and increasing revenues.

There can be no assurance that the Company will be able to achieve its business plan of increasing revenue and turning the Company profitable, raise any additional capital or secure the additional financing necessary to implement its current business plan. The ability of the Company to continue as a going concern is dependent upon its ability to increase its revenues and eventually achieve profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimation include estimating the fair value of intangible assets acquired, the impairment of assets, accrued and contingent liabilities, and future income tax obligations (benefits), among other items. Actual results could differ from those estimates which would impact future results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

F-9

Revenue Recognition

We will recognize revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” including subsequently issued updates. This series of comprehensive guidance has replaced all existing revenue recognition guidance. There is a five-step approach outlined in the standard. In determining revenue, we first identify the contract according to the scope of ASU Topic 606 with the following criteria:

●	Identify the contract(s) with a customer.
●	Identify the performance obligations in the contract.
●	Determine the transaction price.
●	Allocate the transaction price to the performance obligations in the contract.
●	Recognize revenue when or as you satisfy a performance obligation.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) ASC 360, “Property, Plant and Equipment.” Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. As of June 30, 2021 and 2020, the majority of the Company’s fixed assets were fully depreciated and, therefore, the carrying value of fixed assets represented fair value. Fixed assets are depreciated over lives ranging from three to seven years.

Fair Value of Financial Instruments

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; or quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets).

●	Level 3 applies to assets or liabilities for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.

F-10

The estimated fair value of financial instruments is determined by the Company using available market information and valuation methodologies considered to be appropriate. At June 30, 2021 and 2020, the carrying value of the Company’s accounts receivable, accounts payable, accrued expenses and notes payable, approximate their fair values due to their short-term nature. For the years ended June 30, 2021 and 2020, there were no realized or unrealized gains on instruments valued using fair value evaluation methods.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets acquired in connection with business acquisitions. Goodwill is tested at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. The Company assesses goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. The annual impairment review is completed in the fourth quarter of the Company’s fiscal year.

If the carrying amount of a reporting unit exceeds its fair value, the Company measures the possible goodwill impairment based upon an allocation of the estimate of fair value to the underlying assets and liabilities of the reporting unit, including any previously unrecognized intangible assets, based upon known facts and circumstances as if the acquisition occurred currently. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized to the extent the carrying value of goodwill exceeds the implied fair value of the goodwill.

Impairment losses, if any, are reflected in operating income or loss in the Consolidated Statements of Operations. There were no impairment losses for any period presented.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized. When projected future taxable income is insufficient to provide for the realization of deferred tax assets, the Company will recognize a valuation allowance.

In accordance with U.S. GAAP, the Company has determined whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Derecognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. The Company has determined that it has not incurred any liability for tax benefits as of June 30, 2021 and 2020. State income taxes will also be due on any income generated in the future.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method.

F-11

Diluted loss per share excludes all dilutive potential shares if their effect is antidilutive. As of June 30, 2021 and 2020, there were approximately 1,660,936,000 and 0 common stock equivalents, respectively, which were antidilutive due to the Company’s losses.

Note 3 – Acquisition

The Company acquired all of the common stock of the Group from Rennova on June 25, 2021 for a fair value purchase price of $8,173,319 which was calculated by a third party Business Valuation Expert.

Below is a summary of the assets acquired and liabilities assumed stated at fair market value on the date of acquisition:

June 25, 2021
Assets Acquired:
Cash	$46
Accounts Receivable	34,591
Prepaid Expenses and other current assets	858
Property and Equipment, net	711
Intellectual Property	2,365,000
Customer Relationships	66,000
Tradename	473,000
Goodwill	7,956,824

Total Assets Acquired	10,897,030

Liabilities Assumed

Accounts payable	766,343
Accrued Expenses	1,379,922
Notes Payable	298,419

Total Liabilities Assumed	2,444,684

Net Assets Acquired	$8,452,346

The following is an unaudited summary Statement of Operations as if the acquisition of the Group had taken place on July 1, 2020:

Year Ended June 30, 2021

Net Revenues (including $271,524 from former Parent)	$493,621

Operating Expenses

Direct costs of revenues	7,166
General and Administrative expenses	1,343,436
Depreciation and amortization	195,055

Total Operating Expenses	1,545,657

Loss from operations	$(1,052,036)

Other (Expense)	(42,103)

Net Loss	$(1,094,139)

Basic and Diluted (loss) per share	$(0.00)
Basic and Diluted weighted average common shares outstanding	234,953,286

F-12

Note 4 – Correction of Error

The Company determined that its intangible assets in the amount of $4,530,000 which consisted of new product development and customer relationships were impaired prior to June 30, 2019 and should have been written off then. Retained earnings as of June 30, 2019 have been restated to reflect that correction.

Note 5– Accounts Receivable

Accounts receivable at June 30, 2021 and 2020 consisted of the following:

	June 30,	June 30,
	2021	2020
Accounts receivable – third parties	$35,466	$—
Less:
Allowance for discounts	(875)	—
Accounts receivable, net	$34,591	$—

For the years ended June 30, 2021 and 2020, bad debt expense (recovery), was $0 and $0, respectively.

Note 5 – Property and Equipment

Property and equipment at June 30, 2021 and 2020 consisted of the following:

	June 30,	June 30,
	2021	2020

Software	$1,435,875	$—
Furniture	8,227	—
Office equipment	24,883	—
Computer equipment	330,179	—
	1,799,164	—
Less accumulated depreciation	(1,798,453)	—
Property and equipment, net	$711	$—

Depreciation expense on property and equipment was zero for both the years ended June 30, 2021 and 2020, respectively. Management periodically reviews the valuation of long-lived assets, including property and equipment, for potential impairment. Management did not recognize any impairment of these assets during the years ended June 30, 2021 and 2020.

Note 6 – Intangible Assets

Intangible assets at June 30, 2021 and 2020 consisted of the following:

	June 30,	June 30,
	2021	2020

Intellectual Property	$2,365,000	$—
Customer Relationships	66,000	—
Tradename	473,000	—
Intangible Assets	$2,904,000	$—

The Company acquired the above intangible assets in connection with its acquisition of the Group from Rennova on June 25, 2021 in exchange for certain Preferred Stock and other consideration as explained in Note 1 above. A third party Business Valuation expert was hired by the Company who determined the above fair market valuations of these intangible assets acquired using standard business valuation methods.

Management of the Company has determined the above intangible assets have a fifteen-year life and will start amortizing them in fiscal 2022.

Amortization of these intangible assets shall amount to $193,600 per year for the next fifteen years.

F-13

Note 7 – Accrued Expenses

Accrued expenses at June 30, 2021 and 2020 consisted of the following:

	June 30,	June 30,
	2021	2020

Accrued payroll and related liabilities	$1,221,131	$—
Accrued legal	37,997	—
Accrued interest	1,224	—
Deferred revenue and customer deposits	43,914	—
Other accrued expenses	75,656	—
Accrued expenses	$1,379,922	$—

Note 8 – Notes Payable

The carrying amount of notes payable as of June 30, 2021 and 2020 was as follows

	June 30, 2021	June 30, 2020
Note payable with the Department of Economic and Community Development in the original amount of $147,372 due in monthly payments of principal and interest totaling $2,132 beginning January 1, 2017 with a final payment due on October 1, 2022. Non-interest bearing. Payments were not made in 2021 or 2020.	$134,153	$—

Paycheck Protection Program Loans (PPP Loans). The PPP Loans and accrued interest are forgivable as long as the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the Company terminates employees or reduces salaries. No collateral or guarantees were provided in connection with the PPP Loans. The unforgiven portion of the PPP Loans are payable over two years at an interest rate of 1.0% per annum, with a deferral of payments for the first sixteen months. Beginning sixteen months from the dates of issuance, the Company is required (if not forgiven) to make monthly payments of principal and interest to the lenders. The Company intends to use all of the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loans, it cannot assure you that it will not take actions that could cause the Company to be ineligible for forgiveness of the loans, in whole or in part.	164,301	—
	298,454	—

Less current portion	134,153	—

Notes payable, long term, net of current portion	$164,301	$—

Note 9 – Stockholders’ Equity

Common Stock

The Company has authorized 325,000,000 shares of $.0001 par value Common Stock of which 234,953,286 and 249,418,545 shares are issued and outstanding as of June 30, 2021 and 2020, respectively. These shares have 1 vote per share.

Preferred Stock Series A

The Company has authorized 1,000 shares of $0.0001 par value (stated value $10) Series A Supermajority Voting Preferred Stock of which 1,000 are issued and outstanding as of June 30, 2021. So long as one share of Series A Preferred Stock is outstanding, the outstanding shares of the Series A Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any stockholder meeting. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share.

F-14

Preferred Stock Series B

The Company has authorized 25,000 shares of $0.0001 par value (stated value $1,000) Series B Convertible Redeemable Preferred Stock of which 14,000 are issued and outstanding as of June 30, 2021. These shares have no voting rights, dividends on these shares shall accrue at the rate of 5% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into the Company’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series B Preferred Stock may not be converted prior to the first anniversary of its issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of the Company at their stated value plus declared and unpaid dividends.

Preferred Stock Series C

The Company has authorized 2,000 shares of $0.0001 par value (stated value $1,000) Series C Convertible Redeemable Preferred Stock of which 200 are issued and outstanding as of June 30, 2021. These shares have no voting rights, dividends on these shares shall accrue at the rate of 10% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into the Company’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event not less than the par value of the Common Stock. The Series C Preferred Stock may not be converted prior to the first anniversary of its original issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series C Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of the Company at their stated value plus declared and unpaid dividends.

Note 10 – Income Taxes

The provision for income taxes is zero in each of the periods presented due to the Company’s net operating loss carryforwards.

The components of the net deferred tax asset (liability) are as follows:

	June 30, 2021	June 30, 2020
Net operating loss carryforward	$8,498,931	$8,366,912

Subtotal	$8,498,931	$8,366,912
Less valuation allowance	(8,498,931)	(8,366,912)
Net deferred tax assets (liabilities)	$0	$0

The Company is unaware of any uncertain income tax positions. Tax returns for the last ten years have not yet been filed. All tax returns are subject to IRS examination.

The Company estimates that it has net operating loss carryforwards totaling approximately $33,688,000 as of June 30, 2021, the usage of which is subject to certain limitations.

F-15

Following is a reconciliation of the applicable federal income tax as computed at the federal statutory tax rate to the actual income taxes reflected in the Statements of Operations for the years ended June 30, 2021 and 2020:

	June 30, 2021	June 30, 2020
Tax provision at U.S. federal income tax rate	-21%	21%
State income tax provision net of federal	-5%	5%
Valuation allowance	26%	-26%
Provision for income taxes	0%	0%

Note 11 – Related Party Transactions

The former CEO of InnovaQor paid all the disbursements on behalf of the Company for all periods presented. The cash disbursements amounted to $11,385 and $20,388 for the years ended June 30, 2021 and 2020, respectively, and are shown in the accompanying Statements of Operations, operating expenses.

In addition, for the year ended June 30, 2021, the Company incurred $500,000 for services of its former CEO in connection with the acquisition of the Group, which is shown in the accompanying Statement of Operations as a General and Administrative expense.

The above amounts are not necessarily indicative of what third parties would have agreed to.

Note 12 – Commitments and Contingencies

Consulting Agreement – the Company entered into a consulting agreement effective June 1, 2021 with a company owned by the Company’s former CEO for a period of one year to provide assistance in developing the Company’s business including communications with existing shareholders and the general public. This company shall be paid $60,000 upon receipt of funding from an outside source or within 90 days of signing the agreement. This has not yet been paid. Additionally, this company shall be paid $3,500 per month until the agreement expires.

Concentration of Credit Risk - Credit risk with respect to accounts receivable is generally low due to the nature of the customers comprising the customer base and the significant related party component. The Company does not require collateral or other security to support customer receivables. However, the Company continually monitors and evaluates its client acceptance and collection procedures to minimize potential credit risks associated with its accounts receivable and establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is not material to the consolidated financial statements.

The Company maintains its cash balances in high-credit-quality financial institutions. The Company’s cash balances may, at times, exceed the deposit insurance limits provided by the Federal Deposit Insurance Corp.

Guarantees

Certain entities of the Company have cross guaranteed debt obligations of their former Parent. As part of the acquisition transaction with the Company, the former Parent received a release of guarantees from certain institutional lenders and has been working to settle other debt obligations where certain entities of the Company remain a cross guarantor. In September 2021, a settlement agreement was entered into, as more fully disclosed in the Legal Matters below, that is expected to remove any risk related to previous cross guarantees that were provided in that matter. The Company believes that any risk associated with previous cross guarantees is now minimal and immaterial.

F-16

Legal Matters

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s consolidated financial position or results of operations. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

P2P Staffing Corp. received a judgment against HTS during 2018 in the amount of $58,783 for amounts owed. As of June 30, 2021 and 2020, $10,464 was outstanding and owed for this judgment and included in accounts payable at each respective balance sheet date.

Two former employees of CollabRx, Inc., one of the acquired subsidiaries, filed suits in a California state court against the former Parent, Rennova, and CollabRx, Inc., in connection with amounts claimed to be owed under their respective employment agreements with CollabRx, Inc. One former employee received a judgment for approximately $253,000. The other former employee received a judgment for approximately $173,000.

ClinLab, Medical Mime and HTS, as well as the former Parent, Rennova and many of its subsidiaries, were defendants in a case filed in Broward County Circuit Court by TCA Global Credit Master Fund, L.P. The plaintiff alleged a breach by Medytox Solutions, Inc. of its obligations under a debenture and claimed damages in excess of $2,000,000 plus interest, costs and fees. The other entities were sued as alleged guarantors of the debenture. In May 2020, the SEC appointed a Receiver to close down the TCA Global Master Fund, L.P. In September 2021, the parties entered into a settlement agreement with the Receiver to pay $500,000 as full and final settlement of all claims in this matter. Subject to Rennova abiding by the terms of the settlement agreement, InnovaQor does not believe it has any risk or liability in this matter.

CTI Consulting LLC filed suit against Health Technology Solutions, Inc. in September 2021 claiming approximately $45,000 as owed for services provided. The Company is dealing with this matter and expects to reach resolution without significant legal cost or risk.

Note 13 – Supplemental Disclosure of Cash Flow Information

	Year Ended June 30,
	2021	2020
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities in connection with the acquisition consist of the following for the year ended June 30, 2021:

Year ended June 30, 2021
Purchase of working capital deficit for preferred stock and debt forgiveness	$2,110,770
Purchase of fixed assets for preferred stock and debt forgiveness	(711)
Purchase of intangibles for preferred stock and debt forgiveness	(2,904,000)
Purchase of goodwill for preferred stock and debt forgiveness	(7,956,824)
Assumption of long-term notes payable	298,454
Consideration given	8,452,357
Cash received	$46

There were no non-cash investing and financing activities during the year ended June 30, 2020.

F-17

Note 14 – Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This standard will require entities to disclose the amount of total gains or losses for the period recognized in other comprehensive income that is attributable to fair value changes in assets and liabilities held as of the balance sheet date and categorized within Level 3 of the fair value hierarchy. This ASU will be effective for the Company for annual and interim periods beginning after December 31, 2020. Early adoption of this standard is permitted. The adoption of this ASU by the Company did not have a material impact on its consolidated results of operations, financial position and cash flows.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under this standard, customers will apply the same criteria for capitalizing implementation costs as they would for an arrangement that has a software license. The adoption of this new guidance prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense, and additional quantitative and qualitative disclosures. This ASU will be effective for the Company for annual and interim periods beginning after December 31, 2020. Early adoption of this standard is permitted and may be applied either prospectively to eligible costs incurred on or after the date of the new guidance or retrospectively. The adoption of this ASU by the Company did not have a material impact on its consolidated results of operations, financial position and cash flows.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles and also simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. This standard will be effective for the Company for annual periods beginning after January 1, 2021, including interim periods within those fiscal years. Adoption of this standard is permitted, including adoption of all amendments in any interim period for which financial statements have not yet been issued. The adoption of this ASU by the Company did not have a material impact on its consolidated results of operations, financial position and cash flows.

Other recent accounting standards issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s consolidated financial statements.

Note 15 – Subsequent Events

In July 2021, Evolve Bank and Trust Company and the Small Business Administration forgave $103,900 Paycheck Protection Program Loans (PPP Loans) and related interest.

For the period July 1, 2021 through September 30, 2021, the former Parent, Rennova, has advanced funds and paid expenses of the Company in the amount of $151,452. This is included as a liability.

Impact of the Pandemic

A novel strain of coronavirus (“COVID-19”) was declared a global pandemic by the World Health Organization on March 11, 2020. We have been closely monitoring the COVID-19 pandemic and its impact on our operations and we have taken steps intended to minimize the risk to our employees and customers. If the COVID-19 pandemic continues for a further extended period, we may incur significant losses and financial assistance may be required. Going forward, the Company is unable to determine the extent to which the COVID-19 pandemic will affect its business. The nature and effect of the COVID-19 pandemic on our condensed consolidated balance sheet and results of operations will depend on the severity and length of the pandemic in our service areas; government activities to mitigate the pandemic’s effect; regulatory changes in response to the pandemic; and potential government assistance that may be provided.

F-18

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sep 30,	June 30,
	2021	2021
	(Unaudited)
ASSETS
Current assets:
Cash	$46	$46
Accounts receivable, net (Including Related Party receivable of $5,580 and $0 at Sep. 30, 2021 and June 30, 2021, respectively)	18,828	34,591
Prepaid expenses and other current assets	-	858
Total current assets	18,874	35,495

Property and equipment, net	474	711
Intangible assets	2,855,600	2,904,000
Goodwill	7,956,824	7,956,824

Total assets	$10,831,772	$10,897,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$875,525	$766,343
Accrued expenses (including $151,452 and $0 due to Related Party at Sep. 30, 2021 and June 30, 2021, respectively)	1,605,742	1,379,922
Current portion of notes payable	134,153	134,153
Total current liabilities	2,615,420	2,280,418

Notes Payable – Long term	60,401	164,301
Series B Preferred Shares due	—	577,396

Total Liabilities	2,675,821	3,022,115

Commitments and contingencies

Stockholders’ Equity

Preferred Series A Stock, Par Value $0.0001, 1,000 shares authorized, 1,000 shares issued and outstanding.	—	—

Preferred Series B Stock, Par Value $0.0001, 25,000 shares authorized, 14,950 and 14,000 shares issued and outstanding Sep. 30, 2021 and June 30, 2021, respectively	15	14

Preferred Series C Stock, Par Value $0.0001, 2,000 shares authorized, 200
shares issued and outstanding.	—	—

Common Stock, Par Value $0.0001, 325,000,000 shares authorized, 234,953,286 shares issued and outstanding.	23,495	23,495

Additional Paid-In Capital	41,116,999	40,539,604

Accumulated Deficit	(32,984,558)	(32,688,198)

Total Stockholders’ Equity	8,155,951	7,874,915
Total Liabilities and Stockholders’ Equity	$10,831,772	$10,897,030

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-19

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	Sep 30, 2021	Sep 30, 2020
Net Revenues (Including Revenue from Related Party of $58,344 at Sep 30, 2021)	$129,426	$—
Operating expenses:
Direct costs of revenue	97,642	—
General and administrative expenses	379,530	2,245
Depreciation	237	—
Amortization	48,400	—
Other	—	2,165
Total operating expenses	525,809	4,410

Loss from operations	$(396,383)	$(4,410)

Other (expense) income:
Other (expense) income, net	104,968	—
Interest expense and payroll tax penalties	(4,945)	—
Total other (expense) income	100,023	—

Loss before income taxes	(296,360)	(4,410)

Provision for income taxes	–	–

Net loss	$(296,360)	$(4,410)
Basic and Diluted (Loss) per share	$(0.00)	$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	234,953,286	249,418,545

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock - Shares	Preferred Stock – Par Value	Common Stock - Shares	Common Stock – Par Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at June 30, 2019 as previously reported	—	$—	249,418,545	$24,942	$32,163,221	$(27,632,517)	$4,555,646

Write off of intangibles due to impairment	—	$—	—	$—	$—	$(4,530,000)	$(4,530,000)

Balance at June 30, 2019 as restated	—	$—	249,418,545	$24,942	$32,163,221	$(32,162,517)	$25,646

Net loss	—	$—	—	$—	$—	$(17,913)	$(17,913)

Balance at June 30, 2020	—	$—	249,418,545	$24,942	$32,163,221	$(32,180,430)	$7,733

Net loss	—	$—	—	$—	$—	$(4,410)	$(4,410)

Balance at September 30, 2020	—	$—	249,418,545	24,942	$32,163,221	$(32,184,840)	$3,323

Balance at June 30, 2021	15,200	$14	234,953,286	$23,495	$40,539,604	$(32,688,198)	$7,874,915
Issuance of Pref B shares	950	1	—	$—	$577,395	$—	$577,396
Net loss	—	—	—	$—	$—	$(296,360)	$(296,360)

Balance at Sep 30, 2021	16,150	$15	234,953,286	$23,495	$41,116,999	$(32,984,558)	$8,155,951

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-21

INNOVAQOR, INC.

(FORMERLY VISUALMED CLINICAL SOLUTIONS CORP.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	Sep 30, 2021	Sep 30, 2020
Cash flows (used in) provided by operating activities:
Net loss	$(296,360)	$(4,410)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Forgiveness of PPP Loans	(103,900)	—
Depreciation and amortization	48,637	—
Changes in operating assets and liabilities:
Accounts receivable	15,763	—
Prepaid expenses	858	(2,505)
Accounts payable and accrued expenses	183,550	7,943
Net cash (used in) provided by operating activities	(151,452)	1,028

Cash flows provided by investing activities:
Net cash provided by investing activities	—	—

Cash flows provided by financing activities:
Cash advanced by related party	151,452	—
Net cash provided by financing activities	151,452	—

Net increase in cash	—	1,028

Cash at beginning of period	46	11,350

Cash at end of period	$46	$12,378

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-22

Note 1 – Description of Business

InnovaQor, Inc. (which changed its name from VisualMED Clinical Solutions Corp. in September 2021) (“InnovaQor” or the “Company”) was incorporated in the State of Nevada on September 7, 1999. Its business plan involves the distribution of medical software. It was primarily involved in activities related to the distribution of medical software through associated companies to which it has granted operating and distribution licenses.

On June 25, 2021, Rennova Health, Inc. (“Rennova”), a public reporting company, sold all the shares of stock of its subsidiaries, HTS and AMSG, to InnovaQor.

In consideration for the shares of HTS and AMSG (HTS Group) and the elimination of inter-company debt between Rennova and HTS and AMSG, InnovaQor issued to Rennova 14,000 shares of its Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock was subject to a post-closing adjustment which resulted in an additional 950 shares of Series B Preferred Stock due Rennova, which were issued in September 2021. Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible into that number of shares of InnovaQor’s common stock equal to the product of the stated value divided by 90% of the average closing price of InnovaQor’s common stock during the 10 trading days immediately prior to the conversion date. Conversion of the Series B Preferred Stock, however, is subject to the limitation that no conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. The shares of Series B Preferred Stock may be redeemed by InnovaQor upon payment of the stated value of the shares plus any declared and unpaid dividends

On June 9, 2021, InnovaQor issued 1,000 shares of Series A Supermajority Voting Preferred Stock (the “Series A Preferred Stock”) to the then CEO of the Company, Mr. Gerard Dab in exchange for $300,000 owed to Mr. Dab. The Series A Preferred Stock has the right to the number of votes equal to 51% of the votes entitled to be cast at a meeting or to vote by written consent, meaning the owner of the Series A Preferred Stock has voting control of the Company. Mr. Dab was a party to an agreement whereby he committed to transfer the Series A Preferred Stock to Epizon Limited, a Nassau, Bahamas, based management consulting company. Seamus Lagan, the Chief Executive Officer of Rennova Health, Inc., the company we ultimately completed a transaction with, is also the managing director of Epizon Limited. The conditions of the Epizon agreement to which Mr. Dab was a party have been met and the transfer of shares of Series A Preferred Stock to Epizon has been completed.

InnovaQor issued 200 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) to InnovaQor’s former CEO, Mr. Gerard Dab in exchange for $200,000 owed to him. Additionally, Mr. Dab returned 14,465,259 shares of Common Stock in InnovaQor for cancellation.

The goal of the Company is to develop and deliver a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services.

InnovaQor has six wholly owned subsidiaries that provide medical support services primarily to clinical laboratories, corporate operations, rural hospitals, physician practices and behavioral health/substance abuse centers.

Health Technology Solutions, Inc. (“HTS”): HTS provides information technology and software solutions to our subsidiaries and outside medical service providers. HTS provides vCIO, IT managed services and data analytics dashboards to our subsidiaries and outside medical service providers. HTS operates from the corporate offices in West Palm Beach, Florida.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014. It specializes in electronic health records (EHR) software and subscription services for the behavioral health and rehabilitation market segments. It currently serves nine behavioral health/substance abuse facilities.

ClinLab, Inc. (“ClinLab”): ClinLab develops and markets laboratory information management systems to mid-size clinical laboratories. It currently services 13 clinical laboratories across the country.

AMSG owns and operates CollabRx, Inc. (“CollabRx”) and Genomas, Inc. (“Genomas”). Genomas operated a diagnostics lab until December 31, 2019, and is now focused solely on the pharmacogenomics technology and platform, MedTuning, to interpret diagnostics outcomes and translate these outcomes into easily usable information to indicate the effectiveness of medications for a patient. CollabRx owns a technology platform and database for interpreting diagnostics outcomes from cancer patients and can match the result to known treatments and or clinical trials. This solution has been dormant for a number of years and to be viable in the marketplace will require updates to the technology and the database.

F-23

Each of the subsidiaries is wholly owned by the Company and complements each other, allowing for cross selling of products and services. The Company believes the current solutions will become an added value option to a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services, the Company plans to develop.

Existing products offered by the Company’s subsidiaries are as follows:

 “Medical Mime” is a custom built, cloud based, electronic health record which meets the needs of substance abuse treatment and behavioral health providers. Medical Mime’s specialized clinical workflow provides intuitive prompts for symptoms and enables you to quickly select problems and create master treatment plans with goals, objectives, and interventions. Medical Mime provides best-in-class patient lifecycle management for Behavioral Health/Substance Abuse (BH/SA) treatment centers. From pre-admission to billing and aftercare, Medical Mime is an electronic health record and patient management software that seamlessly integrates into the natural workflow of day-to-day operations.

“M2Pro” is a custom built, cloud based, electronic health record for ambulatory physician practices that meets meaningful use stage 2 and no further. Its unique dictation services further automate the workflow process for physicians allowing them to focus on their continuum of patient care.

“ClinLab” is a turnkey client/server lab information system for mid-range laboratories. ClinLab supports interfaces to all major reference labs and the ClinLab team can provide an interface to any system with that capability. ClinLab also features an optional EHR package which enables interfacing with the most popular EHR systems allowing lab test results to integrate seamlessly into a provider’s EHR for an improved patient record and to fulfill the federal government requirements.

“Qira” is our healthcare business analytics tool powered by PowerBI. It is a culmination of healthcare financial and revenue cycle management plus clinical operations oversight needs. It aggregates data from multiple healthcare systems to produce a single source business intelligence tool with executive level daily briefing to deep dive operational management of claims and operational efficiencies. There are many other analytical services available that customize solutions but none that have a proven template for success. Our competitive advantage comes from having created these tools to identify the deficiencies in the real world for the former parent Rennova from its former national laboratory operations to its more recent rural hospitals.

“vCIO Services”. Based on the skills and experience inherent within InnovaQor and resulting from work undertaken on behalf of the former parent, Rennova, InnovaQor offers a range of CIO services centered on our ability to link IT systems to business objectives combined with our knowledge of technology trends likely to impact our sector. The CIO services would include (but not be limited to):

●	Program and Project Management
●	Business Continuity and Disaster Recovery
●	Security Services
●	Business Intelligence and Analytics
●	Network Infrastructure Management
●	Helpdesk Provision

F-24

“MedTuning” utilizes proprietary biomarkers, treatment algorithms, and a web-based interactive physician portal delivery system to provide clinical decision support for physicians and personalized drug treatment for patients. Products are DNA-guided to improve the therapeutic benefit of widely used prescription drugs while also reducing the risk of significant side effects for patients.

Medical Informatics: Our technology platform, proprietary algorithms and physician interface portal can be extended to a wide range of drug categories.

Research and Development: Technology platform applicable to numerous disease states; current pipeline in mental health, pain management, cardiovascular and diabetes.

“Advantage” is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

In the coming year we plan to develop, acquire or license and offer a Telehealth solution through corporate partnerships in the emerging health technology sector.

We also intend to build a single-source, global social media solution for individuals practicing medicine to connect and avail of expertise, services, resources and education, think LinkedIn for the medical industry. The platform will include a talent search module and the Uber of staffing module.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the accounts of the InnovaQor and its wholly owned subsidiaries, Advanced Molecular and Health Technology Solutions Group (such subsidiaries, collectively, the “Group”) since the date of acquisition on June 25, 2021 and are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and require management to make certain judgments, estimates, and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters.

The accompanying condensed consolidated financial statements as of September 30, 2021 and 2020, have been derived from unaudited financial statements. Intercompany accounts and transactions have been eliminated. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual audited financial statements and in accordance with U.S. GAAP, for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information.

F-25

Comprehensive Loss

During the three months ended September 30, 2021 and 2020, comprehensive loss was equal to the net loss amounts presented in the accompanying condensed consolidated statements of operations.

Going Concern

Under Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) Accounting Standards Codification (“ASC”) 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. The condensed consolidated financial statements have been prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated significant losses and has negative cash flows from operations and, at September 30, 2021, had a working capital deficit and accumulated deficit of $2.6 million and $33.0 million, respectively. In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company will incur substantial costs in connection with the acquisition of the Group from Rennova, which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to the Company, tax costs and costs to separate information systems, among other costs. The cost of performing such functions is anticipated to be higher than the amounts reflected in the Company’s historical financial statements, which would cause its future losses to increase. Accordingly, the Company will continue to focus on reducing its operating costs and increasing revenues.

There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The ability of the Company to continue as a going concern is dependent upon its ability to increase its revenues and eventually achieve profitable operations. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimation include estimating the fair value of intangible assets acquired, the impairment of assets, accrued and contingent liabilities, and future income tax obligations (benefits), among other items. Actual results could differ from those estimates and would impact future results of operations and cash flows.

F-26

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We will recognize revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” including subsequently issued updates. This series of comprehensive guidance has replaced all existing revenue recognition guidance. There is a five-step approach outlined in the standard. In determining revenue, we first identify the contract according to the scope of ASU Topic 606 with the following criteria:

●	Identify the contract(s) with a customer.
●	Identify the performance obligations in the contract.
●	Determine the transaction price.
●	Allocate the transaction price to the performance obligations in the contract.
●	Recognize revenue when or as you satisfy a performance obligation.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) ASC 360, “Property, Plant and Equipment.” Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. As of September 30, 2021 and June 30, 2021, the majority of the Company’s fixed assets were fully depreciated and, therefore, the carrying value of fixed assets represented fair value. Fixed assets are depreciated over lives ranging from three to seven years.

Fair Value of Financial Instruments

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; or quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets).
●	Level 3 applies to assets or liabilities for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.

F-27

The estimated fair value of financial instruments is determined by the Company using available market information and valuation methodologies considered to be appropriate. At September 30, 2021 and June 30, 2021, the carrying value of the Company’s accounts receivable, accounts payable, accrued expenses and notes payable, approximate their fair values due to their short-term nature. For the three months ended September 30, 2021 and 2020, there were no realized and unrealized gains on instruments valued using fair value evaluation methods.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets acquired in connection with business acquisitions. Goodwill is tested at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. The Company assesses goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. The annual impairment review is completed in the fourth quarter of the Company’s fiscal year.

If the carrying amount of a reporting unit exceeds its fair value, the Company measures the possible goodwill impairment based upon an allocation of the estimate of fair value to the underlying assets and liabilities of the reporting unit, including any previously unrecognized intangible assets, based upon known facts and circumstances as if the acquisition occurred currently. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized to the extent the carrying value of goodwill exceeds the implied fair value of the goodwill.

Impairment losses, if any, will be reflected in operating income or loss in the Condensed Consolidated Statements of Operations.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized. When projected future taxable income is insufficient to provide for the realization of deferred tax assets, the Company will recognize a valuation allowance.

In accordance with U.S. GAAP, the Company has determined whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Derecognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. The Company has determined that it has not incurred any liability for tax benefits as of September 30, 2021 and 2020. State income taxes will also be due on any income generated in the future.

F-28

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC Topic 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. As of September 30, 2021 and 2020 there were approximately 1,773,099,415 and 0, respectively, common stock equivalents which where antidilutive due to the Company’s losses.

Note 3 – Acquisition

As indicated in Note 1 above, the Company acquired all of the common stock of the Group from Rennova on June 25, 2021 for a purchase price of $8,173,319 which was calculated by a third party Business Valuation Expert.

The following is an unaudited summary Statement of Operations as if the acquisition of the Group had taken place on July 1, 2020:

	Year Ended June 30, 2021	Three Months ended September 30, 2020
Net Revenues (including $271,524 and $84,576 from former Parent at June 30, 2021 and September 30, 2020, respectively)	$493,621	$174,941

Operating Expenses

Direct costs of revenues	7,166	390
General and Administrative expenses	1,343,436	300,675
Depreciation and amortization	195,055	48,400

Total Operating Expenses	1,545,657	349,465

Loss from Operations	$(1,052,036)	$(174,524)

Other (Expense)	(42,103)	—

Net Loss	$(1,094,139)	$(174,524)

Basic and Diluted (loss) per share	$(0.00)	$(0.00)
Basic and Diluted weighted average common shares outstanding	234,953,286	234,953,286

F-29

Note 4 – Accounts Receivable

Accounts receivable at September 30, 2021 and June 30, 2021 consisted of the following:

	Sep 30,	June 30,
	2021	2021
Accounts receivable – related party $5,580 and $0 at Sept 30, 2021 and June 30, 2021, respectively.	$18,828	$35,466
Less:
Allowance for discounts	—	(875)
Accounts receivable, net	$18,828	$34,591

For the three months ended September 30, 2021 and 2020, bad debt expense (recovery), was $1,083 and $0, respectively.

Note 5 – Property and Equipment

Property and equipment at September 30, 2021 and June 30, 2021 consisted of the following:

	Sep 30,	June 30,
	2021	2021

Software	$1,435,875	$1,435,875
Furniture	8,227	8,227
Office equipment	30,931	24,883
Computer equipment	324,131	330,179
	1,799,164	1,799,164
Less accumulated depreciation	(1,798,691)	(1,798,453)
Property and equipment, net	$474	$711

Depreciation expense on property and equipment was $237 and $0 for the three months ended September 30, 2021 and 2020, respectively. Management periodically reviews the valuation of long-lived assets, including property and equipment, for potential impairment.

Note 6 – Intangible Assets

Intangible assets at September 30, 2021 and June 30, 2021 consisted of the following:

	Sep 30,	June 30,
	2021	2021

Intellectual Property	$2,365,000	$2,365,000
Customer Relationships	66,000	66,000
Tradename	473,000	473,000
Accumulated Amortization	(48,400)	—
Intangible Assets	$2,855,600	$2,904,000

The Company acquired the above intangible assets in connection with its acquisition of the Group from Rennova on June 25, 2021 in exchange for certain Preferred Stock and other consideration as explained in Note 1 above. A third party Business Valuation expert was hired by the Company who determined the above fair market valuations of these intangible assets acquired using standard business valuation methods.

F-30

Management of the Company has determined the above intangible assets have a fifteen-year life and started amortizing them in fiscal 2022. Amortization expense amounted to $48,400 for the three months ended September 30, 2021.

Amortization for these intangible assets shall amount to $193,600 per year for the next fifteen years.

Note 7 – Accrued Expenses

Accrued expenses at September 30, 2021 and June 30, 2021 consisted of the following:

	Sep 30,	June 30,
	2021	2021

Accrued payroll and related liabilities	$1,281,622	$1,221,131
Accrued legal	37,997	37,997
Accrued interest	282	1,224
Deferred revenue and customer deposits	36,614	43,914
Other accrued expenses	249,227	75,656
Accrued expenses	$1,605,742	$1,379,922

Note 8 – Notes Payable

The carrying amount of notes payable as of September 30, 2021 and June 30, 2021 was as follows:

	Sep 30,	June 30,
	2021	2021

Note payable with the Department of Economic and Community Development in the original amount of $147,372 due in monthly payments of principal and interest totaling $2,132 beginning January 1, 2017 with a final payment due on October 1, 2022. Non-interest bearing. Payments were not made in 2021 or 2020.	$134,153	$134,153

Paycheck Protection Program Loans (PPP Loans). The PPP Loans and accrued interest are forgivable as long as the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the Company terminates employees or reduces salaries. No collateral or guarantees were provided in connection with the PPP Loans. The unforgiven portion of the PPP Loans are payable over two years at an interest rate of 1.0% per annum, with a deferral of payments for the first sixteen months. Beginning sixteen months from the dates of issuance, the Company is required (if not forgiven) to make monthly payments of principal and interest to the lenders. The Company intends to use all of the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loans, it cannot assure you that it will not take actions that could cause the Company to be ineligible for forgiveness of the loans, in whole or in part.	60,401	164,301
	194,554	298,454
Less current portion	134,153	134,153
Notes payable, long term, net of current portion	$60,401	$164,301

In July 2021, Evolve Bank and Trust Company and the Small Business Administration, forgave $103,900 of Paycheck Protection Program Loans (PPP Loans) and related interest.

F-31

Note 9 – Stockholders’ Equity

Common Stock

The Company has authorized 325,000,000 shares of $0.0001 par value Common Stock of which 234,953,286 are issued and outstanding as of September 30, 2021 and June 30, 2021. These shares have 1 vote per share.

Preferred Stock Series A

The Company has authorized 1,000 shares of $0.0001 par value (stated value $10) Series A Supermajority Voting Preferred Stock of which 1,000 are issued and outstanding as of September 30, 2021 and June 30, 2021. So long as one share of Series A Preferred Stock is outstanding, the outstanding shares of the Series A Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any stockholder meeting. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share.

Preferred Stock Series B

The Company has authorized 25,000 shares of $0.0001 par value (stated value $1,000) Series B Convertible Redeemable Preferred Stock of which 14,950 and 14,000 are issued and outstanding as of September 30, 2021 and June 30, 2021, respectively. These shares have no voting rights, dividends on these shares shall accrue at the rate of 5% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into the Company’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series B Preferred Stock may not be converted prior to the first anniversary of its issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of the Company at their stated value plus declared and unpaid dividends.

Preferred Stock Series C

The Company has authorized 2,000 shares of $0.0001 par value (stated value $1,000) Series C Convertible Redeemable Preferred Stock of which 200 are issued and outstanding as of September 30, 2021 and June 30, 2021. These shares have no voting rights, dividends on these shares shall accrue at the rate of 10% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into the Company’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series C Preferred Stock may not be converted prior to the first anniversary of its original issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series C Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of the Company at their stated value plus declared and unpaid dividends.

Note 10 – Related Party Transactions

The former CEO of InnovaQor paid all the disbursements on behalf of the Company for the three months ended September 30, 2020. The disbursements amounted to $4,410 and are shown in the accompanying Condensed Consolidated Statement of Operations.

In the three months ended September 30, 2021, the former Parent advanced funds and paid expenses of InnovaQor in the amount of $151,452 which is shown as an accrued expense in the accompanying Condensed Consolidated Balance Sheet.

The above amounts are not indictive of what third parties would have agreed to.

Note 11 – Commitments and Contingencies

Consulting Agreement – the Company entered into a consulting agreement effective June 1, 2021 with a company owned by the Company’s former CEO for a period of one year to provide assistance in developing the Company’s business including communications with existing shareholders and the general public. This company shall be paid $60,000 upon receipt of funding from an outside source or within 90 days of signing the agreement. This has not yet been paid. Additionally, this company shall be paid $3,500 per month until the agreement expires.

Concentration of Credit Risk - Credit risk with respect to accounts receivable is generally low due to the nature of the customers comprising the customer base and the significant related party component. The Company does not require collateral or other security to support customer receivables. However, the Company continually monitors and evaluates its client acceptance and collection procedures to minimize potential credit risks associated with its accounts receivable and establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is not material to the condensed consolidated financial statements.

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The Company maintains its cash balances in high-credit-quality financial institutions. The Company’s cash balances may, at times, exceed the deposit insurance limits provided by the Federal Deposit Insurance Corp.

Guarantees

Certain entities of the Company have cross guaranteed debt obligations of their former Parent. As part of the transaction with the Company, the former Parent received a release of guarantees from certain institutional lenders and has been working to settle other debt obligations where certain entities of the Company remain a cross guarantor. In September 2021, the former Parent entered into a settlement agreement, as more fully disclosed in the Legal Matters below, that is expected to remove any risk related to previous cross guarantees that were provided in that matter. The Company believes that any risk associated with previous cross guarantees is now minimal and immaterial.

Legal Matters

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s condensed consolidated financial position or results of operations. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

P2P Staffing Corp. received a judgment against HTS during 2018 in the amount of $58,783 for amounts owed. As of September 30, 2021 and June 30, 2021, $10,464 was outstanding and owed for this judgment and included in accounts payable at each respective balance sheet date.

Two former employees of CollabRx, Inc., one of the acquired subsidiaries, filed suits in a California state court against the former Parent, Rennova, and CollabRx, Inc., in connection with amounts claimed to be owed under their respective employment agreements with CollabRx, Inc. One former employee received a judgment for approximately $253,000. The other former employee received a judgment for approximately $173,000.

ClinLab, Medical Mime and HTS, as well as the former Parent, Rennova and many of its subsidiaries, were defendants in a case filed in Broward County Circuit Court by TCA Global Credit Master Fund, L.P. The plaintiff alleged a breach by Medytox Solutions, Inc. of its obligations under a debenture and claimed damages in excess of $2,000,000 plus interest, costs and fees. The other entities were sued as alleged guarantors of the debenture. In May 2020, the SEC appointed a Receiver to close down the TCA Global Master Fund, L.P. In September 2021, the parties entered into a settlement agreement with the Receiver to pay $500,000 as full and final settlement of all claims in this matter. Subject to Rennova abiding by the terms of the settlement agreement, InnovaQor does not believe it has any risk or liability in this matter.

CTI Consulting LLC filed suit against Health Technology Solutions, Inc. in September 2021 claiming approximately $45,000 as owed for services provided. The Company and is dealing with this matter and expects to reach resolution without significant legal cost or risk.

Note 12 – Supplemental Disclosure of Cash Flow Information

	Three months Ended Sep 30,
	2021	2020
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

In September 2021 the Company issued 950 shares of Series B Preferred Stock in payment of its post-closing liability in connection with the acquisition of the Group on June 25, 2021.

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Note 13 – Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This standard will require entities to disclose the amount of total gains or losses for the period recognized in other comprehensive income that is attributable to fair value changes in assets and liabilities held as of the balance sheet date and categorized within Level 3 of the fair value hierarchy. This ASU is effective for the Company for annual and interim periods beginning after December 31, 2020. Early adoption of this standard is permitted. The adoption of this ASU by the Company did not have a material impact on its consolidated results of operations, financial position and cash flows.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under this standard, customers will apply the same criteria for capitalizing implementation costs as they would for an arrangement that has a software license. The adoption of this new guidance prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense, and additional quantitative and qualitative disclosures. This ASU is effective for the Company for annual and interim periods beginning after December 31, 2020. Early adoption of this standard is permitted and may be applied either prospectively to eligible costs incurred on or after the date of the new guidance or retrospectively. The adoption of this ASU by the Company did not have a material impact on its consolidated results of operations, financial position and cash flows.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles and also simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. This standard is effective for the Company for annual periods beginning after January 1, 2021, including interim periods within those fiscal years. Early adoption of this standard is permitted, including adoption of all amendments in any interim period for which financial statements have not yet been issued. The adoption of this ASU by the Company did not have a material impact on its consolidated results of operations, financial position and cash flows.

Other recent accounting standards issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s consolidated financial statements.

Note 14 – Subsequent Events

Impact of the Pandemic

A novel strain of coronavirus (“COVID-19”) was declared a global pandemic by the World Health Organization on March 11, 2020. We have been closely monitoring the COVID-19 pandemic and its impact on our operations and we have taken steps intended to minimize the risk to our employees and customers. If the COVID-19 pandemic continues for a further extended period, we may incur significant losses and financial assistance may be required. Going forward, the Company is unable to determine the extent to which the COVID-19 pandemic will affect its business. The nature and effect of the COVID-19 pandemic on our condensed consolidated balance sheet and results of operations will depend on the severity and length of the pandemic in our service areas; government activities to mitigate the pandemic’s effect; regulatory changes in response to the pandemic; and potential government assistance that may be provided.

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